Exhibit 10.34

THREE OVERLOOK POINT

LINCOLNSHIRE CORPORATE CENTER

OFFICE LEASE

BETWEEN

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

LANDLORD

AND

ZEBRA TECHNOLOGIES CORPORATION

TENANT

Lease Reference Date: November 14, 2013

TABLE OF CONTENTS

SCHEDULE OF SIGNIFICANT TERMS ......................................................................1

1.    BASE RENT; RENT ABATEMENT PERIOD.    6
2.    ADDITIONAL RENT.    7
3.    USE OF PREMISES.    16
4.    PRIOR OCCUPANCY.    17
5.    TERMINATION OF HEWITT LEASE.    17
6.    ALTERATIONS.    18
7.    SERVICES.    19
8.    CONDITION AND CARE OF PREMISES; COMPLIANCE WITH LAWS; HAZARDOUS MATERIALS.    23
9.    RETURN OF PREMISES.    25
10.    HOLDING OVER.    26
11.    RULES AND REGULATIONS.    26
12.    RIGHTS RESERVED TO LANDLORD.    27
13.    ASSIGNMENT AND SUBLETTING.    28
14.    WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT.    32
15.    DAMAGE OR DESTRUCTION BY CASUALTY.    33
16.    EMINENT DOMAIN.    34
17.    DEFAULT; LANDLORD'S RIGHTS AND REMEDIES.    34
18.    SUBORDINATION.    37
19.    MORTGAGEE PROTECTION.    38
20.    DEFAULT UNDER OTHER LEASES.    39
21.    SUBROGATION AND INSURANCE.    39
22.    NONWAIVER.    42
23.    ESTOPPEL CERTIFICATE.    43
24.    TENANT AUTHORITY TO EXECUTE LEASE.    43
25.    REAL ESTATE BROKERS.    43
26.    NOTICES.    44
27.    FINANCIAL STATEMENTS.    44
28.    MISCELLANEOUS.    44
29.    LANDLORD'S AUTHORITY AND QUIET ENJOYMENT.    48
30.    LANDLORD.    48
31.    TITLE AND COVENANT AGAINST LIENS.    48
32.    INTENTIONALLY OMITTED.    48
33.    PARKING.    48
34.    INTENTIONALLY OMITTED (SECURITY DEPOSIT).    49
35.    EXCULPATORY PROVISIONS.    49
36.    PROHIBITED PERSONS AND TRANSACTIONS.    50
37.    ELECTRONIC SERVICES.    50
38.    HAZARDOUS MATERIALS.    53
39.    INTENTIONALLY OMITTED.    54
40.    ALLOWANCE OFFSET.    54
41.    BUILDING MONUMENT SIGN.    54
42.    HEWITT SECOND AMENDMENT.    55
43.    RIGHT OF FIRST OFFER.    55
44.    OPTIONS TO RENEW.    59
45.    SHORT-TERM RENEWAL OPTION.    60
46.    EXISTING GENERATOR.    61
47.    NEW EMERGENCY POWER SYSTEM.    62
48.    COMMUNICATION ANTENNAE.    64
49.    CAFETERIA.    66

LEASE with ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation ("Tenant")

on Premises at Three Overlook Point, Lincolnshire Corporate Center
Lincolnshire, Illinois

This Lease, dated solely for reference purposes as of date set forth in the following Schedule of Significant Terms (the "Schedule of Significant Terms"), by and between The Northwestern Mutual Life Insurance Company ("Landlord") and the Tenant identified immediately above.

Zebra Technologies Corporation Three Overlook Point Lincolnshire Corporate Center Lincolnshire, Illinois 60069, Suite ____ Attention: Vice President & General Counsel Telephone: 847-793-5802 Facsimile: 847-821-1492
Tenant's Authorized Representative:	Michelle White
Allowance:	$9,971,490 ((i) $9,136,170 ($45 x 203,026 rsf (Premises excluding lower level)); + (ii) $835,320 ($30 x 27,844 rsf (lower level Premises))) [See Exhibit D]
Additional Allowance:	$1,580,625.21 [See Exhibit D]
Attachments to Lease:	
Exhibit A	Depiction of Premises
Exhibit B	Rules and Regulations
Exhibit C	Intentionally Omitted
Exhibit D	Work Letter
Exhibit E	Janitorial Specifications
Exhibit F	Sign Criteria
Exhibit G	Form Subordination, Nondisturbance, and Attornment Agreement
Exhibit H	Fair Market Rent; Fair Market Allowance
Exhibit I	Potential Offer Space
Exhibit J	Dispute Resolution Mechanism
Exhibit K	Installation Standards

R E C I T A L S:
A.    Landlord's predecessor in title (LaSalle Bank National Association as successor trustee to American National Bank And Trust Company of Chicago u/t/a dated 11-6-1989 a/k/a/ Trust No. 109810-09) and HEWITT ASSOCIATES LLC, an Illinois limited liability company (“Hewitt”) entered into a certain Amended and Restated Lease, dated December 1, 1989 (the “Original Hewitt Lease”), as amended and supplemented by the following: First Amendment to Lease, dated as of September 28, 2001, and commencement date letter, dated May 14, 1991; and contemporaneously with the execution and delivery of this Lease, Landlord and Hewitt are entering into a certain Second Amendment to Lease (the “Hewitt Second Amendment”) (the Original Hewitt Lease, as so modified and supplemented, is referred to herein as the "Hewitt Lease"). Under the terms of the Hewitt Lease, Landlord leases to Hewitt all rentable space in the Building.

B.    Contemporaneously with the execution and delivery of this Lease, Tenant is entering into a sublease with Hewitt whereby Tenant will sublease from Hewitt (the “Zebra Sublease”) a portion of the Building, which Zebra Sublease is subject to Landlord’s approval pursuant to the Hewitt Lease. The Zebra Sublease shall grant to Tenant possession of the Premises leased to Tenant pursuant to the terms of this Lease, with the intention that the Premises will be occupied by Tenant pursuant to the Zebra Sublease until the expiration of the term thereof and thereafter the Premises will be occupied by Tenant pursuant to this Lease, all without the need to surrender the Premises to Landlord at the end of the Zebra Sublease. The space subleased to Tenant under the Zebra Sublease is referred to herein as the “Zebra Sublease Premises”.

C.    The Hewitt Lease is scheduled to expire February 28, 2017, and it is anticipated that the Zebra Sublease will expire on that date as well.

D.    The Zebra Sublease gives Tenant certain rights to expand the Zebra Sublease Premises to include all or a portion of the remaining premises under the Hewitt Lease (the “Zebra Sublease Expansion Option”). The Hewitt Second Amendment gives Landlord certain rights to recapture all or a portion of the portion of the premises under the Hewitt Lease that is not a part of the Zebra Sublease Premises (the “Hewitt Lease Landlord Recapture Right”).

E.    Landlord and Tenant desire to enter into this Lease, for a term commencing March 1, 2017.

WITNESSETH:
Landlord hereby leases to Tenant and Tenant hereby accepts the Premises, for a term ("Term") commencing on the Commencement Date and ending on the Expiration Date, paying as rent therefor the sums hereinafter provided, without any setoff, abatement, counterclaim, or deduction whatsoever, except as herein expressly provided.
IN CONSIDERATION THEREOF, THE PARTIES HERETO COVENANT AND AGREE:
1.Base Rent; Rent Abatement Period.
(a)    Base Rent. Commencing on the Rent Commencement Date (as defined in the Schedule of Significant Terms, but subject to the provisions of Section 5), and subject to periodic adjustment as hereinafter provided, Tenant shall pay an annual base rent (herein called "Base Rent") to Landlord for the Premises in the amount stipulated in the Schedule of Significant Terms, payable in monthly installments (herein called "Monthly Base Rent") in the amount stipulated in the Schedule of Significant Terms, in advance on the Rent Commencement Date and on the first day of the first full calendar month and on the first day of each calendar month thereafter of the Term, and at the same rate prorated for fractions of a month if the Rent Commencement Date shall be on any date except the first day, or the Term shall end on any day except the last day of a calendar month. Base Rent, Additional Rent (as hereinafter defined), monthly installments of Tenant’s Proportionate Share of Estimated Taxes and of Estimated Expenses (as hereinafter defined) and all other amounts becoming due from Tenant to Landlord herein (herein collectively called the "Rent") shall be paid in lawful money of the United States to Landlord at the address designated in Section 26 hereof, or as otherwise designated from time to time by written notice from Landlord to Tenant. The obligation to pay Rent hereunder is independent of each and every other covenant and agreement contained in this Lease.
(b)    Rent Abatement. Notwithstanding the provisions contained in Sections 1(a) above or 2 below to the contrary, Tenant will have the right to occupy the Premises during the Abatement Period (defined below) without the payment or accrual of liability for the installments of Monthly Base Rent, and without the payment or accrual of liability for Tenant's Proportionate Share of Taxes and Expenses, but with the accrual of and full liability for all other rent accruing during the Abatement Period, if any. Tenant's obligation to make payments of Base Rent and Tenant's Proportionate Share of Taxes and Expense after the end of the Abatement Period will commence immediately after the expiration of the Abatement Period, and such appropriate amounts will be due and payable on the first day after the end of the Abatement Period. If at any time prior to or during the Abatement Period, an Event of Default occurs under this Lease, any rights granted to Tenant under this Section 1(b) will terminate, and Tenant will be obligated to pay and will be liable for any and all portions of Monthly Base Rent and Tenant’s Proportionate Share of Taxes and Expenses falling due or accruing from and after such Event of Default. Any cessation of rights pursuant to this Section 1(b) will not in any way extend the length of the Abatement Period. For purposes hereof, the “Abatement Period” means the period beginning on March 1, 2017 through November 30, 2017. Notwithstanding anything to the contrary herein, Landlord shall have the option at any time, in connection with any sale, recapitalization, or finance of the Building, to make a cash payment to Tenant in the amount of the remaining rent to be abated during the Abatement Period(s) under this Section 1(b). Upon Landlord’s tender of such payment, Tenant shall no longer be entitled to abate any rent pursuant to this Section 1(b). Landlord may exercise its option to buy out Tenant’s rent abatement by notice given to Tenant at least ten (10) days before the closing of the sale, recapitalization, or finance of the Building, and shall make the payment to Tenant on or immediately following the date of such closing.

2.    Additional Rent.
In addition to paying the Base Rent specified in Section 1 hereof, from and after the Rent Commencement Date (but subject to the provisions of Section 5) Tenant shall pay as additional rent the amounts determined in accordance with the following provisions of this Section 2 (herein called "Additional Rent"):
(a)    Definitions. As used in this Lease:
(i)    "Adjustment Date" shall mean the first day of the Term and each January 1 thereafter falling within the Term.
(ii)    "Adjustment Year" shall mean each calendar year during which an Adjustment Date falls.
(iii)    "Expenses" means all costs, expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, maintenance, and repair of the Real Property and performing Landlord’s obligations under this Lease, in each case, determined in accordance with sound accounting principles consistently applied, including the following costs: (i) wages and salaries of all on-site employees at or below the grade of general manager engaged in the operation, repair, or maintenance of the Real Property (together with Landlord’s reasonable allocation of expenses of off-site employees at or below the grade of general manager who perform a portion of their services in connection with the operation, repair, or maintenance of the Real Property including accounting personnel), as well as taxes, insurance and benefits relating thereto; (ii) all supplies and materials used in the operation, maintenance, repair, and replacement of the Real Property; (iii) Permitted Capital Items (defined below); (iv) cost of all utilities (except the cost of utilities reimbursable to Landlord by the Building’s tenants other than pursuant to a provision similar to this Section 2), including, without limitation, electricity for lighting the common and public areas and for running the elevators and other building equipment and systems; fuel and water used in heating, ventilating, and air-conditioning of the Building; and water for drinking, lavatory and toilet purposes; (v) insurance expenses, including property, liability, rent loss, and other insurance, and the cost of any deductibles; (vi) repairs, replacements (subject to the limitation on capital expenditures being included in Expenses, as set forth subsection (A) below), and general maintenance of the Real Property, including replacing paving, curbs, walkways, landscaping (including replanting and replacing flowers and other plantings), common and public parking and lighting facilities on the Real Property; (vii) fair market rental and other costs with respect to the management office for the Building, provided that if any such administration or supervisory personnel are also employed at any other property or properties of Landlord (or Landlord’s property manager), then such costs shall be prorated among the Real Property and any other properties at which such personnel is employed; (viii) service, maintenance and management contracts and fees (payable to Landlord, Landlord’s affiliate or a third-party management company) for the operation, maintenance, management, repair, or replacement of the Real Property (including alarm service, window cleaning, janitorial, access control, landscape maintenance, trash removal and recycling (subject to the provisions of Section 49.E), clearing snow and ice, telecommunications service, office equipment, maintenance, pest control, and elevator maintenance); (ix) reasonable attorneys’ fees and auditing and other professional fees and expenses, but excluding all accounting and legal fees related to the construction, leasing, sale of or any litigation in any way involving the Real Property or to the enforcement of the terms of any lease, except that attorneys’ fees incurred for the benefit of tenants of the Building may be included in Expenses (for example, but not by way of limitation, attorneys’ fees incurred to seeking real estate tax assessment reductions, or seeking utility discounts or provision of services); (x) a management fee for the property manager of the Building; (xii) maintenance of mechanical and electrical equipment, including heating, ventilating and air-conditioning equipment, elevators, alarm, and security systems, rest rooms, sprinklers, plumbing systems, lobbies, hallways, and other common and public areas of the Building, but excluding expenditures (other than Permitted Capital Items) which under generally accepted accounting principles are required to be capitalized; (xiii) common area maintenance and other costs allocable to the Real Property under the Declaration of Protective Covenants for Lincolnshire Corporate Center (Unit III) applicable to the Building; and (xiv) the costs of maintaining, operating, and repairing the Building Monument Sign (as defined in Section 41), the Directory (as defined in the Work Letter), and the Access System (as defined in the Work Letter).
(A)    Notwithstanding anything herein to the contrary, Expenses will not include:
a.    Costs (including, without limitation, permit, license and inspection fees) of any alterations, renovations or improvements of, or decorating in, the Premises or any other tenant's premises in the Building;

b.    Principal or interest payments on loans secured by mortgages or trust deeds on the Building (except interest on any Permitted Capital Items), or lease rentals paid or payable on any ground or underlying lease or expenses, fees and transaction costs (including, without limitation, legal fees) incurred in obtaining such loans or ground or underlying leases;

c.    All expenses for which Landlord has received any reimbursement to the extent of such reimbursement including, without limitation, reimbursements from Tenant or other tenant (such as reimbursement for repairs) or pursuant to contractor's or other warranties or condemnation, other than matters paid as additional rent or rent adjustment or other tax or expense pass-through or escalation expressly provided for in a tenant lease;

d.    Attorneys' fees, costs and disbursements and other expenses incurred in connection with any matters related to (i) the formation and continued existence of Landlord, (ii) any loans to Landlord relating to the Building, (iii) tenant leases, including, without limitation, negotiations with prospective tenants or disputes with or enforcement actions against any tenant, and (iv) the defense of Landlord's title to or interest in the Building;

e.    Expenses for repairs or other work occasioned by a casualty, to the extent that such expenses are required to be covered by Landlord's property insurance as described in Section 21(e)(1) provided that all costs which are not recoverable under such insurance as a result of any deductible amount shall be included as Expenses; however, such property insurance deductibles will not exceed (i) $100,000 per occurrence for fire loss; and (ii) 2% of the insured value for earthquake damage (it being understood that Landlord will notify Tenant within 30 days after receipt of written request from Tenant from time to time, of Landlord’s then current property insurance deductibles);

f.    Depreciation and amortization except for that attributable to Permitted Capital Items;

g.    Real estate brokers' commissions or compensation and other expenses (including, without limitation, architectural, space planning or engineering services) incurred in leasing or procuring tenants;

h.    Costs or expenses incurred by Landlord due to actions or omissions of Landlord or its employees, agents, or contractors which actions or omissions are adjudicated and ruled upon by a court of competent jurisdiction as constituting gross negligence or willful misconduct;

i.    Costs (including permit, license and inspection fees) incurred by the Landlord in connection with any construction which Landlord is obligated to perform pursuant to the Work Letter or under any other tenant leases and the cost of correcting defects in such construction or in the elements of the Building;

j.    The cost of any repair made by Landlord pursuant to or as a result of condemnation;

k.    The cost of any repairs, alterations, additions, charges, replacements and other items and which, under generally accepted accounting principles, are properly classified as capital expenditures, except as provided with respect to Permitted Capital Items;

l.    Any on-site management or other fees paid to an agent which is related to Landlord to the extent such fees are in excess of the then current market rate for customary management fees for projects similar to the Building, for comparable quality and level of services by property management companies of similar quality, experience, and reputation;

m.    Executive salaries and benefits to persons above the function of "General Manager" and “area chief engineer”, and salaries and benefits for off-site management personnel except for the pro rata portion of the salaries and benefits for off-site management personnel attributable to time actually spent by such personnel in connection with the management of the Building;

n.    Expenses incurred in connection with services (including special service from Landlord's employees) or other benefits of a type which are not available or provided to Tenant but which are available to or provided to another tenant or occupant of the Building;

o.    Any interest or penalty charges incurred by Landlord due to the violation of any law or failure to pay obligations of the Landlord before they become delinquent (regardless of whether the payment of such obligations is reimbursed through Expenses);

p.    Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord for profit;

q.    Advertising and promotional expenditures;

r.    Costs for sculptures, paintings and other objects of art located within the Building, except only for the costs of maintaining and insuring such objects in the Common Areas;

s.    Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other Building systems under leases which, under generally accepted accounting principles, would be categorized as capital leases, except for (i) equipment not affixed to the Building that is used in connection with the operation, repair or maintenance of the Building; (ii) making repairs or keeping permanent systems in operation while repairs are being made; (iii) Permitted Capital Items; (iv) any such rental amounts to the extent the acquisition of such item would have been included in Expenses under the preceding paragraph and except for rent for the leasing of standard business office equipment (such as copiers) and equipment not affixed to the Building which is used in providing janitorial, landscaping, maintenance (including snow removal) or repair services;

t.    Costs incurred by Landlord in connection with the removal, abatement, containment or remediation of asbestos, asbestos containing material, or other Hazardous Material from the Building, other than costs of routine testing and monitoring of water and air quality;

u.    Payments in respect of profit to parties related to Landlord for services, supplies or materials to the extent that the cost of such services, supplies or materials exceeds the cost that would have been paid had such services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis;

v.    Reserves of any kind, including, but not limited to, replacement reserves, and reserves for bad debts or lost rent or any similar charge not involving the payment of money to third parties;

w    The cost of any service sold to any tenant or occupant of the Project for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the basic rent and escalations payable under the lease or occupancy agreement with that tenant or other occupant (including, by way of example but not limitation, after-hours HVAC costs or over-standard electrical consumption costs incurred by other tenants or occupants);

x.    Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with building management, or fees or costs paid in connection with disputes with other tenants; and
y.    Taxes (it being understood that Tenant is obligated to pay Tenant’s Proportionate Share of Taxes separately pursuant to Section 2(b, c, and d) below.
Furthermore, for purposes of calculating Expenses, management fees paid to the property management company for managing the Building in a calendar year will be included in Expenses but will not exceed 4% of the gross income of the Building (determined in accordance with generally accepted accounting principles consistently applied) for such calendar year, if Tenant does not lease 100% of the rentable area of the Building, or will not exceed 3% of the gross income of the Building (determined in accordance with generally accepted accounting principles consistently applied) for such calendar year, if Tenant does lease 100% of the rentable area of the Building; provided, however, that (i) for such purposes, "gross income" will include, without limitation, rents owing from tenants, and also will include rent that is not paid or owing from tenants by virtue of a rent credit, rent abatement, or other rent concession. For purposes of calculating Expenses, salaries, fringe benefits, bonuses and other compensation to personnel engaged in the management, repair, operation, and maintenance of the Property, as well as other expenses incurred by and reimbursable to such property manager or property management company will be included in Expenses but will be in addition to management fees and will not be subject to such cap on management fees.
With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 100% of the rentable area thereof, or Landlord is not supplying services to 100% of the rentable area thereof, the Expenses for such period which vary with the occupancy of the Building shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 100% of the rentable area thereof and Landlord had been supplying services to 100% of the rentable area thereof. Accordingly, if Landlord is supplying any service to one or more tenants but not to all tenants of the Building, Landlord may allocate 100% of the Expenses to those tenants receiving such service. Landlord shall not (i) make a profit by charging items to Expenses that are otherwise also charged separately to others and (ii) subject to Landlord’s right to adjust the components of Expenses described above in this Section, collect Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in the Expenses. In any instance where Landlord has adjusted Expenses as provided in this Section, Landlord shall: (A) indicate in the statement of Expenses which Expenses have been adjusted; and (B) include a worksheet explaining the methodology of the adjustment and showing the mathematics of the adjustment.
(iv)    "Taxes" shall mean all real estate taxes, assessments (whether they be general or special), sewer rents, rates and charges, transit taxes, taxes based upon the receipt of rent, and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes (other than personal property replacement income taxes) or any other taxes imposed upon or measured by Landlord's income or profits, unless the same shall be imposed in lieu of the real estate taxes or other ad valorem taxes), which may now or hereafter be levied, imposed or assessed against the Building or the land on which the Building is located (the "Land"), or both during an Adjustment Year, all or a portion of which is within the Term (prorated for partial years pursuant to clause (f) below). Tenant shall be only obligated to pay Taxes which are assessed during the term of this Lease, irrespective of when such Taxes are due and payable, except as otherwise set forth below. The Building and the Land are herein collectively called the "Real Property."
Notwithstanding the foregoing provisions of this Section 2(a)(iv):
(A)    If at any time during the Term of this Lease the method of taxation then prevailing shall be altered so that any new tax, assessment, levy, imposition or charge or any part thereof shall be imposed upon Landlord in addition to, or in place or partly in place of any such Taxes, or contemplated increase therein, and shall be measured by or be based in whole or in part upon the Real Property or the rents or other income therefrom, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are so measured or based, shall be included in Taxes levied, imposed, or assessed against real property to the extent that such items would be payable if the Real Property were the only property of Landlord subject thereto and the income received by Landlord from the Real Property were the only income of Landlord.
(B)    Notwithstanding the year for which any such taxes or assessments are levied, (i) in the case of special taxes or special assessments which may be payable in installments, the amount of each installment, plus any interest payable thereon (but not including penalty interest), paid during a calendar year shall be included in Taxes for that year and (ii) if any taxes or assessments payable during any calendar year shall be computed with respect to a period in excess of twelve (12) calendar months, but not to exceed thirteen (13) calendar months, then taxes or assessments applicable to the excess period shall be included in Taxes for that year. Except as provided in the preceding sentence, for purposes of this Section 2, all references to Taxes "for" a particular year shall be deemed to refer to taxes levied, assessed or otherwise imposed for such year without regard to when such taxes are payable.
(C)    Taxes shall also include any personal property taxes (attributable to the calendar year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used in connection with the Real Property or the operation thereof and located at the Building.
(v)    “Permitted Capital Items” means:
(a) capital improvements completed after the Commencement Date which, at the time Landlord performs the same, Landlord reasonably estimates will cause a reduction (or a reduction in increases) in Expenses over the useful life of such improvements in an amount exceeding the cost of such improvements;
(b) capital improvements required by governmental laws, codes, ordinances, rules or regulations, or insurance regulations, enacted or promulgated after the Commencement Date;
(c) the cost of resurfacing and replacing the parking area,
provided that, in each case such cost is amortized by Landlord over the useful life of the capital improvement as reasonably estimated by Landlord, with interest on the unamortized amount at 8% per annum, and such amortized costs (including interest as aforesaid) are only included in Expenses under this Lease for that portion of the useful life of the capital improvement which falls within the Term;
(d) the cost of repairs and restoration for any casualty damage covered by Landlord’s property insurance, up to the amount of Landlord’s reasonable deductibles (subject to the limitations thereon set forth in Section 2(a)A above; Landlord represents that its fire damage deductible as of the date hereof is $25,000, which is subject to change without notice but subject to the limitations set forth in Section 2(a)A above); and
(e) items which are generally considered maintenance and repair items, such as, but not limited to, landscaping, painting of common areas, replacement of carpet and wallpaper in elevator lobbies and common corridors, replacing broken windows, and the like.
(vi)    "Tenant's Proportionate Share" shall mean the percentage stipulated in the Schedule of Significant Terms which is the percentage obtained by dividing the Rentable Area of the Premises by the Rentable Area of the Building.
(vii)    "Additional Rent" shall mean all amounts determined pursuant to this Section 2 including any amounts payable by Tenant to Landlord on account thereof.
(b)    Computation of Additional Rent. Tenant shall pay Additional Rent for each Adjustment Year determined as hereinafter set forth. Additional Rent payable by Tenant with respect to each Adjustment Year during which an Adjustment Date falls shall include the following amounts:
(i)    Tenant's Proportionate Share multiplied by the Expenses for such Adjustment Year (the "Expense Adjustment"); plus
(ii)    Tenant's Proportionate Share multiplied by the Taxes for such Adjustment Year (the "Tax Adjustment").
(c)    Payments of Additional Rent; Estimates. Tenant shall make payments on account of the Expense Adjustment and Tax Adjustment on an estimated basis effective as of the Adjustment Date for each Adjustment Year as follows:
(i)    During each December during the Term, or as soon after each December as reasonably practicable, but in no event later than March 1st of each succeeding year, Landlord will give Tenant written notice or notices (each, a "Notice of Estimate") of Landlord's reasonable estimates, forecasts or projections of Taxes (“Estimated Taxes”) and Expenses (“Estimated Expenses”) for the ensuing Adjustment Year. Landlord’s Notice of Estimate may also set forth Tenant’s Proportionate Share of Estimated Taxes and of Estimated Expenses for such Adjustment Year. Landlord's budgets of Expenses and the Estimated Expenses based thereon shall assume full occupancy and use of the Building and may be revised by Landlord from time to time based on changes in rates, actual experience, and other criteria which are components of budget items.
(ii)    Until such time as Landlord furnishes a Notice of Estimate for an Adjustment Year, Tenant shall continue to pay to Landlord monthly installments of Tenant’s Proportionate Share of Estimated Taxes and of Estimated Expenses equal to the latest required monthly installment of Tenant’s Proportionate Share of Estimated Taxes and of Estimated Expenses based upon the latest Notice of Estimate issued by Landlord. Upon receipt of the Notice of Estimate, Tenant’s Proportionate Share of Estimated Taxes, and Tenant’s Proportionate Share of Estimate Expenses, set forth therein will in each case be divided into 12 equal monthly installments, and Tenant will pay Landlord, at the same time that the next regular monthly rental payment is due, the number of installments necessary to bring the Tenant current for the calendar year. Credit will be given for any payment of monthly installments of Tenant’s Proportionate Share of Estimated Taxes and of Estimated Expenses, respectively, already made for those months. Subsequent installments will be payable together with the regular rent payments for the balance of the calendar year and will continue until payments begin under the following calendar year's Notice of Estimate.
(d)    Readjustments. The following readjustments with regard to the Tax Adjustment and Expense Adjustment shall be made by Landlord and Tenant:
(i)    Following the end of each Adjustment Year and after Landlord shall have determined the amounts of Expenses to be used in calculating the Expense Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing ("Landlord's Expense Statement") of such Expenses for such Adjustment Year. Landlord will use reasonable efforts to deliver Landlord’s Expense Statement by April 30 of the year following such Adjustment Year. Delays by Landlord in submitting such Landlord’s Expense Statements or mistakes by Landlord in such statements will not prejudice Landlord's right to collect any rent due under this Lease; provided, however, that Landlord’s right to make any such corrections in respect of an Adjustment Year will not extend beyond December 31 of the calendar year immediately following the end of the Adjustment Year to which such Landlord’s Expense Statement appertains; provided, further, that Landlord will have the benefit of any correction of Expenses in Landlord’s favor in connection with Tenant’s audit pursuant to Section 2(e) notwithstanding that such correction may occur after the deadline for corrections as set forth above. If the Expense Adjustment owed for such Adjustment Year exceeds Tenant’s payments of Tenant’s Proportionate Share of Estimated Expenses for such Adjustment Year, then Tenant shall, within thirty (30) days after the delivery of Landlord's Expense Statement, pay to Landlord an amount equal to the excess of the Expense Adjustment over Tenant’s payments of Tenant’s Proportionate Share of Estimated Expenses for such Adjustment Year. If Tenant’s payments of Tenant’s Proportionate Share of Estimated Expenses for such Adjustment Year exceeds the Expense Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord's Expense Statement, or may, at its option, credit such excess to any Rent then due and owing, until such excess has been exhausted. If the Expiration Date shall occur prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Additional Rent for the Adjustment Year in which the Expiration Date occurs.
(ii)    Following the end of each Adjustment Year and after Landlord shall have determined the actual amounts of Taxes to be used in calculating the Tax Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing ("Landlord's Tax Statement") of such Taxes for such Adjustment Year. Landlord will use reasonable efforts to deliver Landlord’s Tax Statement within a reasonable time after Landlord’s receipt of the final bill for Taxes from the applicable taxing authority for such Adjustment Year. Delays by Landlord in submitting such Landlord’s Tax Statements or mistakes by Landlord in such statements will not prejudice Landlord's right to collect any rent due under this Lease; provided, however, that Landlord’s right to make any such corrections in respect of any Adjustment Year will not extend beyond the later of (a) December 31 of the calendar year immediately following the calendar year in which occurs the final deadline for Landlord’s payment of Taxes for such Adjustment Year to the applicable taxing authority; and (b) the 180th day after Landlord’s receipt of such final bill from the applicable taxing authority; provided, further, that Landlord will have the benefit of any correction of Taxes in Landlord’s favor in connection with Tenant’s audit pursuant to Section 2(e) notwithstanding that such correction may occur after the deadline for corrections as set forth above. If the Tax Adjustment owed for such Adjustment Year exceeds Tenant’s payments of Tenant’s Proportionate Share of Estimated Taxes for such Adjustment Year, then Tenant shall, within thirty (30) days after the date of Landlord's Tax Statement, pay to Landlord an amount equal to the excess of the Tax Adjustment over Tenant’s payments of Tenant’s Proportionate Share of Estimated Taxes for such Adjustment Year. If Tenant’s payments of Tenant’s Proportionate Share of Estimated Taxes for such Adjustment Year exceeds the Tax Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord's Tax Statement, or may, at its election, credit such excess to any Rent then due and owing, until such excess has been exhausted. If the Expiration Date shall occur prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Additional Rent for the Adjustment Year in which the Expiration Date occurs.
(iii)    No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or pay to Tenant by reason of this Section 2(d).
(iv)    The obligations of Landlord and Tenant under this Section 2(d) will survive expiration or termination of this Lease.
(e)    Books and Records. Landlord shall maintain books and records showing Expenses and Taxes in accordance with generally accepted accounting principles (except as otherwise set forth in this Lease). Tenant shall have the right, at Tenant’s cost, to examine Landlord's books and records showing Expenses and Taxes (as applicable) upon five (5) business days’ prior written notice and during normal business hours provided that such notice of Tenant’s election to perform such examination is given to Landlord within 150 days following the furnishing by the Landlord to the Tenant of Landlord's Expense Statement or Landlord’s Tax Statement, as the case may be, provided for in Section 2(d). Tenant's examination may be conducted by any party designated by Tenant that is reasonably acceptable to Landlord. It is hereby understood and agreed that the following parties are not reasonably acceptable: (i) any competitor of Landlord engaged in the development and ownership of real estate, (ii) real estate brokers, (iii) parties engaged in the business of auditing building owners' books or records on a contingent fee basis, and (iv) any party that is not an independent, licensed CPA or does not have an independent CPA on staff and involved in such audit. Unless the Tenant shall take written exception to any item within 180 days after the furnishing of the Landlord's Expense Statement or Landlord’s Tax Statement, as the case may be, containing said item, such Landlord's Expense Statement or Landlord’s Tax Statement, as applicable, shall be considered as final and accepted by the Tenant. If Tenant takes exception to any item in Landlord’s Expense Statement or Landlord's Tax Statement, as applicable, within the applicable time period, and if agreement cannot be reached within two (2) weeks thereafter, then Tenant’s auditor and Landlord or Landlord’s accountant shall together select a third auditor or accountant (who shall meet the qualifications set forth above and must not be affiliated with and must not perform services for either party or their affiliates) to which they shall each promptly submit their findings in a final report, with copies submitted simultaneously to Tenant’s auditor and Landlord’s auditor or accountant, and to Tenant and Landlord. Within two (2) weeks after receipt of such findings, the third auditor or accountant shall determine which of the two reports best meets the terms of this Lease, which report shall become binding on the parties. The third auditor shall not have the option of selecting a compromise between the first two auditors’ (or Tenant’s auditor’s and Landlord’s accountant’s) findings, nor to make any other finding. The party required to make payment under such adjustment shall pay all fees and expenses of such third auditor or accountant unless the payment represents five percent (5%) or less of the annual Expense Adjustment shown on Landlord's Expense Statement or Landlord’s Tax Statement, as applicable, in which case Tenant shall bear all such fees and expenses.
(f)    Proration and Survival. With respect to any Adjustment Year which does not fall entirely within the term, Tenant shall be obligated to pay as Additional Rent for such adjustment year only a pro rata share of Additional Rent as hereinabove determined, based upon the number of days of the Term falling within the Adjustment Year. Following expiration or termination of this Lease, Tenant shall pay any Additional Rent due to the Landlord within thirty (30) days after the date of Landlord's Expense Statement or Landlord’s Tax Statement, as applicable, sent to Tenant. Without limitation on other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay Additional Rent provided for in this Section 2 shall survive the expiration or termination of this Lease. Additional Rent for any partial calendar month will be prorated per diem.
(g)    No Decrease in Base Rent. In no event shall any Additional Rent result in a decrease of the Base Rent payable hereunder as set forth in Section 1 hereof.
(h)    Additional Rent. All amounts payable by Tenant as or on account of Additional Rent shall be deemed to be additional rent becoming due under this Lease.
(i)    Adjustment of Tenant's Proportionate Share. If at any time in the future the number of rentable square feet of office space in the Building is reduced, by reason of change in the Building structure (such as conversion of rentable space to common area or tenant amenity) or by reason of the separation of ownership of a portion of the Building by a device such as vertical subdivision or submission of the Building to a condominium form of ownership, with the result that Tenant's Proportionate Share no longer reflects the percentage of office space in the Building for which Landlord is responsible for Taxes and Expenses, then Landlord shall be entitled to make an equitable adjustment in Tenant's Proportionate Share to reflect the change in such circumstances.
3.    Use of Premises.
(a)    Tenant shall use and occupy the Premises (i) for Tenant's executive and general offices and for such related purposes as are described in subsection (b) of this Section 3; and (ii) as to the portion of the Premises on the ground floor designated in Exhibit A as the location of the cafeteria, a kitchen and cafeteria (together, the “Cafeteria”) for Tenant’s exclusive use, except as otherwise set forth in this Lease, and for no other purpose (the “Permitted Use”). For the purposes of this Section 3, Tenant shall be deemed to include Tenant's permitted subtenants, assigns, and occupants. The Cafeteria will be for Tenant’s exclusive use, except that Tenant may, with Landlord’s prior written approval (not to be unreasonably withheld, conditioned, or delayed) and subject to Landlord’s reasonable requirements, also elect to serve other tenants and occupants of the Building from such Cafeteria.
(b)    Landlord agrees that, in connection with and incidental to Tenant's use of the Premises for the office purposes set forth in subsection (a) of this Section 3, provided the same complies with zoning and all other applicable laws, and with the certificate of occupancy for the Premises, Tenant may use portions of the Premises for (i) the preparation and service of food and beverages from a pantry kitchen or lounge all for the exclusive use by officers, employees and business guests of Tenant (but not for use as a public restaurant or by other tenants of the Building), (ii) the operation of vending machines for the exclusive use of officers, employees and business guests of Tenant, provided that each vending machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain, (iii) the installation, maintenance and operation of electronic data processing equipment, computer processing facilities and business machines, provided that such equipment is contained within the Premises and does not cause vibrations, noise, or electrical interference to other tenants of the Building or the elevators or other equipment in the Building; and (iv) engineering labs provided that such engineering labs comply with all applicable laws and ordinances and rules and regulations of governmental departments or agencies and do not exceed 30,000 rentable square feet of space in the aggregate (“Lab Space”); provided, however, that if Tenant leases all of the rentable space on the 5th floor of the Building (pursuant to Section 43 or otherwise by written agreement between Landlord and Tenant) then such maximum Lab Space area will be increased by 6,500 rentable square feet to a total maximum of 36,500 rentable square feet. With respect to any use permitted under this Section 3, any such use shall not violate any laws or requirements of public authorities, constitute a public or private nuisance, interfere with or cause physical discomfort to any of the other tenants or occupants of the Building, interfere with the operation of the Building or the maintenance of same as a first‑class office building, or violate any of Tenant's other obligations under this Lease.
(c)    Tenant hereby represents, warrants, and agrees that Tenant's business is not and shall not be photographic, multilith, or multigraph reproductions or offset printing. Anything contained herein to the contrary notwithstanding, Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (i) for the business of photographic, multilith, or multigraph reproductions or offset printing, (ii) for a retail banking, trust company, depository, guarantee, or safe deposit business open to the general public, (iii) as a savings bank, a savings and loan association, or as a loan company open to the general public, (iv) for the sale to the general public of travelers checks, money orders, drafts, foreign exchange or letters of credit or for the receipt of money for transmission, (v) as a stock broker's or dealer's office or for the underwriting or sale of securities open to the general public, (vi) except as provided in subsection (b) of this Section 3, as a restaurant or bar or for the sale of confectionery, soda, beverages, sandwiches, ice cream, or baked goods or for the preparation, dispensing, or consumption of food or beverages in any manner whatsoever, (vii) as a news or cigar stand, (viii) as an employment agency, labor union office, physician's or dentist's office, dance, or music studio, school (except for the training of employees of Tenant), (ix) as a travel agency, or (x) as a barber shop or beauty salon. Nothing in this subsection (c) shall preclude Tenant from using any part of the Premises for photographic, multilith, or multigraph reproductions in connection with, either directly or indirectly, its own business or activities.
(d)    Tenant will reasonably cooperate with Landlord and other tenants of the Building to enable Landlord and other tenants of the Building to have reasonable access to the NetPop, telephone closets, Building risers, and such other portions of the Building (including those which may be wholly or partially located in the Premises) as reasonably necessary or appropriate to enable other tenants to have voice/data connectivity to their premises in the Building. Tenant will have no right or authority to grant any provider the exclusive right to provide any particular service within the Building.
(e)    Subject to the terms and conditions of this Lease, Tenant will have access to the Premises 24 hours per day, 7 days per week, 365 days per year, excluding emergencies.
4.    Prior Occupancy.
The parties acknowledge that Tenant will occupy the Premises or portions thereof prior to the Commencement Date of this Lease, pursuant to the Zebra Sublease.
5.    Termination of Hewitt Lease.
In the event that the Hewitt Lease is terminated for any reason other than (i) a “Default” (as defined in the Hewitt Lease) that is caused by Tenant (as defined in this Lease) or a Tenant Party (as defined in Section 7(c)), or by a breach by Tenant (as the subtenant under the Zebra Sublease) under the Zebra Sublease; or (ii) as a result of casualty or condemnation in accordance with the terms of the Hewitt Lease (the “Excluded Termination Events”), then provided that the Zebra Sublease is, immediately before such termination of the Hewitt Lease, in full force and effect and Tenant (as subtenant) is not then in default beyond any applicable notice and cure period of its obligations as the sublessee under the Zebra Sublease, then the Lease Term of this Lease will be deemed to commence automatically (the “Early Lease Term Commencement Date”) upon the termination of the Zebra Sublease (simultaneously with the termination of the Hewitt Lease), as set forth in this Section. During the period beginning upon such Early Lease Term Commencement Date and until the Commencement Date set forth in the Schedule of Significant Terms (the “Early Lease Term”), (a) Tenant will pay Monthly Base Rent at the rate of $0 per rentable square foot per annum for the lower level portion of the Premises, and $0 per rentable square foot per annum for the ground floor and above-ground floor portions of the Premises; (b) Tenant will pay Expense Adjustment and Tax Adjustment as set forth in this Lease, notwithstanding that the Early Lease Term begins and expires before the Rent Commencement Date; and (c) except as otherwise set forth in this Section, all provisions of this Lease will apply during Early Lease Term. The rent abatement during the Abatement Period, as set forth in Section 1(b), will not apply to the Early Lease Term. Any space into which Tenant expands pursuant to the Zebra Sublease will be included in the Premises during the Early Lease Term beginning on the Early Lease Term Commencement Date. The Early Lease Term Commencement Date will be confirmed by the parties in a commencement date agreement to be prepared by Landlord. The Expiration Date of the Lease Term will not be affected by the Early Lease Term.

6.    Alterations.
Tenant shall not, without the prior written consent of Landlord in each instance, make any alterations, improvements, or additions to the Premises (including the installation of systems furniture or other equipment or personal property that affects or otherwise connects to the Building’s systems), and any such alterations, improvement, or additions desired by Tenant shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 6. Landlord’s consent thereto shall not be unreasonably withheld or delayed; however, Landlord may, in its sole and absolute discretion, withhold its consent to any alterations, additions, or improvements, that (i) are not consistent with the first-class nature or the architectural character of the Building; (ii) could adversely affect the structure of the Building, the Building systems or the Building circuitry; (iii) could increase Landlord's costs of operating and maintaining the Building; (iv) would violate the terms of any applicable zoning or building laws or ordinances; or (v) would disturb other tenants of the Building, for example, by requiring entry into the premises of other tenants; the foregoing being merely examples of reasons for which Landlord may reasonably withhold its consent and will not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar or dissimilar to the foregoing examples. If Landlord consents to said alterations, improvements, or additions, it may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish Landlord with insurance against liabilities which may arise out of such work, plans and specifications and permits necessary for such work. The work necessary to make any alterations, improvements, or additions to the Premises shall be done at Tenant's expense by employees of, or contractors hired by, Landlord, except to the extent Landlord gives its prior written consent to Tenant's hiring contractors, in which event Landlord will have the right to approve Tenant's contractor and all subcontractors to be used by Tenant's contractor, which approval will not be unreasonably withheld. Landlord may require the employment of union contractors and subcontractors who shall not cause labor disharmony. Tenant shall promptly pay to Landlord or to Tenant's contractors, as the case may be, when due, the cost of all such work and of all decorating required by reason thereof. Tenant will also pay to Landlord an amount equal to three percent (3%) of all of the costs of such work to reimburse Landlord for its overhead and construction management services allocable to such work; provided, however, that the foregoing provisions of this sentence will not apply to the Tenant Work performed pursuant to the Work Letter attached hereto as Exhibit D. Upon completion, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials. Tenant shall defend and hold Landlord and the holder of any legal or beneficial interest in the land or Building harmless from all costs, damages, liens, and expenses related to such work. All work done by Tenant or its contractors pursuant to Sections 6 or 8 hereof shall be done in a professional and workmanlike manner using only good grades of materials and shall comply with all insurance requirements and all applicable laws and ordinances and rules and regulations of governmental departments or agencies and the rules and regulations adopted by the Landlord for the Building. Within thirty (30) days after substantial completion of any such work by Tenant or its contractors and upon written request of Landlord, Tenant shall furnish to Landlord "as built" drawings of such work. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable laws, and Tenant shall be solely responsible for ensuring all such compliance.
Notwithstanding anything to the contrary contained elsewhere in this Section 6, Tenant shall have the right, without Landlord's consent, to make any alteration to the interior of the Premises (but not outside of the Premises) and which either:

(1) is comprised solely of painting, carpeting, and similar purely cosmetic decorations or alterations, or

(2) is cosmetic in nature and costs $100,000 or less in the cumulative aggregate in any calendar year,

and meets all of the following criteria: (a) the alterations does not fall within any of the foregoing factors (i) through (v); (b) the alteration does not require a building permit; (c) Tenant provides Landlord with three (3) days' advance written notice of the commencement of such alteration; and (d) such alterations are not visible from outside of the Premises (each, a "Cosmetic Alteration"). For avoidance of doubt, a “Cosmetic Alteration” will not include any alterations or improvement to any common corridor, the ground floor lobby, ground floor elevator lobby, exterior signage, restrooms on the ground floor or lower level, elevator cabs, or any alterations or improvements to the exterior of the Building or outside of the Building. At the time Tenant notifies Landlord of any Cosmetic Alteration, Tenant shall give Landlord a copy of Tenant's plans for the work. If the Cosmetic Alteration is of such a nature that formal plans will not be prepared for the work, Tenant shall provide Landlord with a reasonably specific description of the work.

Upon Tenant’s acceptance of possession of the Premises pursuant to the Zebra Sublease, Tenant may make alterations, improvements and additions to the Premises prior to the Commencement Date of this Lease so long as Tenant complies with the terms and provisions of this Lease and the Work Letter attached hereto as Exhibit D, and complies with the terms and provisions of the Zebra Sublease.

7.    Services.
(a)    The Landlord shall furnish:
(i)    Except as otherwise set forth in this Section, air-conditioning, ventilation, and heat (“HVAC”) in accordance with the following specifications daily from 8:00 a.m. to 6:00 p.m. (Saturdays 8:00 a.m. to 1:00 p.m.), Sundays and holidays (as hereinafter defined) excepted (“HVAC Hours”):
The air cooling system will be capable of maintaining, during the cooling season, inside space conditions of 74 degrees F. (±2 degrees) dry bulb and 50% (±10%, i.e., between 40% and 60%) relative humidity when outside conditions are 95 degrees F. dry bulb and 74 degrees F. (mean coincident wet bulb), and during the heating season, the heating system will be capable of maintaining not less than 70 degrees F. (±2 degrees) with outdoor temperatures ranging down to -10 degrees F. with a wind velocity up to 15 m.p.h. The foregoing is based upon an occupancy density of not more than one person per 286 square feet of floor area and a maximum electrical load not exceeding Building standard.
However, at such time as, and so long as, Tenant leases 100% of the rentable space in the Building, Tenant may, by giving 30 days prior written notice to Landlord, elect to cause Landlord to expand the HVAC Hours on Monday through Friday to 6:00 a.m. to 8:00 p.m. Notwithstanding the foregoing, the foregoing HVAC specifications are for typical office space only. Such HVAC specifications will not apply, for example, to the Cafeteria, Lab Space, or computer/data/server rooms. The term "holidays" as used herein shall mean New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Landlord's agreements hereunder are subject to presidential and governmental restrictions on energy use.
(ii)    Water will be distributed to the Premises either by the Village of Lincolnshire or, at Landlord's option, by Landlord; and Landlord will permit Landlord's water pipes and mains, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing water to the Premises, Tenant will pay for such usage (including related sewer charges and all fees, taxes, surcharges and other amounts in connection therewith) based on readings of the water submeter installed by Tenant pursuant to the Work Letter. If such water service is to be supplied to the Premises directly by the Village of Lincolnshire, then Tenant shall make all necessary arrangements with the Village of Lincolnshire for metering (including installation of such meter pursuant to the Work Letter) and paying for water furnished by it to Tenant and Tenant shall pay for all charges for water and sewer service to the Premises during the Term. The water used during the performance of janitor service shall be paid for by Tenant.
(iii)    Nightly janitorial service, Monday through Friday, excluding holidays in accordance with the janitorial specifications set forth in Exhibit E, which specifications will be subject to reasonable modification by Landlord from time to time so long as the level of janitorial service is not materially reduced; provided, however, if Tenant's floor covering or other improvements require special treatment, Tenant will pay the additional cleaning cost attributable thereto as additional rent upon presentation of a statement therefor by Landlord. Notwithstanding anything to the contrary in this Lease, Landlord will have no obligation to provide any janitorial service to the Cafeteria; Tenant will be solely responsible for providing its own janitorial service to the Cafeteria, at Tenant’s sole cost. In addition, If the nature or configuration of the Lab Space imposes impediments on providing janitorial service thereto (as compared with typical office space) or is such that providing janitorial service thereto is impractical or relatively more expensive, then Landlord may elect to limit or eliminate the janitorial service to the Lab Space, in which event Tenant would provide such janitorial service to the Lab Space at Tenant’ sole cost. For such purpose, Tenant will engage a janitorial contractor reasonably approved by Landlord, using janitorial specifications reasonably acceptable to Landlord. The Tenant shall not provide any janitor services or cleaning to portions of the Premises other than Cafeteria portions, without the Landlord's written consent, and then only subject to supervision of Landlord and at Tenant's sole responsibility and cost (and without compensation to Tenant or reduction in Rent) and by a janitor or cleaning contractor or employees at all times satisfactory to Landlord. When engaging a janitorial contractor for the Building, Landlord will determine, in its reasonable judgment, the most suitable janitorial contractor for the Building, after reasonably considering Tenant’s input or recommendations (if any are given) for such janitorial contractor.
Notwithstanding the foregoing provisions of this Section 7(a)(iii), so long as Tenant is the only tenant occupying space in the Building, Tenant may, by written request delivered to Landlord on or after the Commencement Date, notify Landlord of the name and contact information for a janitorial provider preferred by Tenant and requesting that Landlord engage such janitorial provider. In such event, Landlord will use reasonable efforts to engage such janitorial service provider on terms and conditions reasonably acceptable to Landlord on the condition that such provider is reputable and reliable in Landlord’s reasonable judgment; in such event Tenant will pay 100% of the costs and charges of such janitorial service provider (at Landlord’s option, either as a direct charge to Tenant payable by Tenant within 30 days after receipt of invoice from time to time, or as an inclusion in Expenses (subject to the gross-up for vacancy set forth in Section 2(a)(iii)). Nevertheless, Landlord reserves the right to terminate such janitorial contractor if Landlord reasonably determines that such service contractor is not in the best interest of Landlord or the Building, in which event Tenant will have the right to resubmit its request for Landlord to engage (a different) janitorial service provider. The term of such service contractor requested by Tenant would commence upon the expiration of the then-existing janitorial service contract for the Building. Tenant’s rights and Landlord’s obligations under this grammatical paragraph will terminate automatically at such time as Tenant is no longer the sole tenant in the Building.
(iv)    Passenger elevator service in common with Landlord and other tenants, daily from 8:00 a.m. to 8:00 p.m., Saturdays from 8:00 a.m. to 1:00 p.m., Sundays and holidays excepted, and freight elevator service in common with Landlord and other tenants, daily from 7:00 a.m. to 3:30 p.m., Saturdays, Sundays, and holidays excepted. Such normal elevator service, passenger or freight, if furnished at other times shall be optional with Landlord and shall never be deemed a continuing obligation. The Landlord, however, shall provide limited passenger elevator service daily at all times such normal passenger service is not furnished, subject to emergencies. Tenant shall also have the use of the freight elevator to complete any and all alterations, improvements and additions to the Premises permitted pursuant to this Lease, subject to prior scheduling with Landlord, and subject to scheduling conflicts. Tenant will have the use of the freight elevator servicing the Cafeteria from the lower level to the first floor, and Landlord will not authorize any other tenant to use such freight elevator.
(v)    Electricity shall not be furnished by Landlord, but shall be furnished by an approved electric utility company serving the Building. Landlord shall permit the Tenant to receive such service direct from such utility company at Tenant's cost, and shall permit Landlord's wire and conduits, to the extent available, suitable, and safely capable, to be used for such purposes. Tenant shall make all necessary arrangements with the utility company for metering and paying for electric current furnished by it to Tenant and Tenant shall pay for all charges for electric current consumed on the Premises during Tenant's occupancy thereof. The electricity used during the performance of janitor service, the making of alterations or repairs in the Premises, or the operation of any special air conditioning systems which may be required for data processing equipment or for other special equipment or machinery installed by Tenant, shall be paid for by Tenant. Tenant shall make no alterations or additions to the electric equipment or appliances installed by Tenant without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld. Tenant also agrees to purchase from the Landlord or its agent at competitive prices all lamps, bulbs, ballasts, and starters used in the Premises during the Term hereof. The electrical feeder or riser capacity serving the Premises on the Commencement Date shall be adequate to provide Building Standard electrical loads. Any additional feeders or risers to supply Tenant's additional electrical requirements, and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord upon Tenant's request, at the sole cost and expense of Tenant, provided that, in Landlord's judgment, such additional feeders or risers are necessary and are permissible under applicable laws and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or interfere with or disturb other tenants or occupants or the Building and Tenant deposits with Landlord funds or other security acceptable to Landlord in the estimated amount of the cost of such installation, as determined by Landlord. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installed thereon.
(vi)    Natural gas shall not be furnished by Landlord, but shall be furnished by the gas utility company serving the Building. Landlord shall permit the Tenant to receive such service directly from such utility company at Tenant's cost, and shall permit Landlord's gas pipes, to the extent available, suitable, and safely capable, to be used for such purposes. Tenant shall make all necessary arrangements with the utility company for metering and paying for natural gas furnished by it to Tenant and Tenant shall pay for all charges for natural gas consumed on the Premises. Tenant will cause the natural gas serving the Premises to be separately metered pursuant to the Work Letter. In the alternative, if Tenant does not cause the natural gas serving the Premises to be separately metered, then Tenant will pay to Landlord within 30 days after receipt of invoice from time to time 100% of the costs and other charges by the gas utility company (without markup by Landlord) and all taxes thereon and other third-party charges in connection therewith for all natural gas service to the Building.
(vii)    Landlord shall cause the Building and adjacent walkways and parking areas to be maintained in operating condition and reasonably free from debris, snow, and ice consistent with the operation of a first-class office building in the North Suburban Chicago area.
(viii)    If Tenant desires HVAC service at any time other than HVAC Hours, then such services shall be supplied to Tenant upon the written or emailed request by Tenant delivered to Landlord’s designated property manager (a) in the case of HVAC Service requested on for a (non-holiday) business day, for a time which is after HVAC Hours for such day: before noon on such business day; or (b) in the case of HVAC Service requested for a non-business day (including holidays): by noon of the business day preceding such extra usage, and Tenant shall pay to Landlord the reasonable standard charges by Landlord for such services within 30 days after Landlord has delivered to Tenant an invoice therefor.
(b)    During the existence of any Event of Default, Landlord shall have no obligation to provide any additional services (i.e., excluding those services which Landlord is required to provide without additional charge pursuant to this Lease), and no such suspension or discontinuance shall be deemed an eviction or disturbance of Tenant's use of the Premises or render Landlord liable for damages or relieve Tenant from performance of Tenant's obligations under this Lease.
(c)    Landlord shall use reasonable efforts to restore any service required of it under Section 7(a) that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. If, however, Tenant is prevented from using the Premises because of the unavailability of any such service for a period of 5 consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such unavailability, the restoration of which is within Landlord’s reasonable control, and such unavailability was not caused by a Tenant Party or a governmental directive, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Base Rent and Additional Rent for each consecutive day (after such 5 business day period) that Tenant is so prevented from using the Premises. Alternatively, if Tenant is prevented from using the Premises because of the unavailability of any such service for a period of 5 consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such unavailability, the restoration of which is not within Landlord’s reasonable control, and such unavailability was not caused by a Tenant Party, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Base Rent and Additional Rent for each consecutive day (after such 5 business day period) that Tenant is so prevented from using the Premises, if and to the extent that rent loss insurance then maintained by Landlord will cover such nonpayment of rent during such abatement period. For purposes hereof, “Tenant” means Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, officers, directors, beneficiaries, shareholders, partners, contractors, employees, licensees, guests and invitees (individually, a “Tenant Party,” and collectively, “Tenant Parties”). Tenant shall notify Landlord if any service shall be stopped, whereupon Landlord will proceed diligently to restore such service as soon as reasonably possible.
(d)    Tenant agrees to cooperate fully, at all times, with Landlord in abiding by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of all utilities and services reasonably necessary for the operation of the Premises and the Building.
(e)    Tenant agrees to cooperate fully with Landlord efforts to obtain LEED, Energy Star or other sustainability program certification or qualification.
(f)    Landlord, throughout the Term of this Lease, shall have free access to any and all mechanical installations, and Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with the moving of the servicing equipment of Landlord to or from the enclosures containing said installations. Tenant further agrees that neither Tenant, nor its servants, employees, agents, visitors, licensees, or contractors shall at any time tamper with, adjust, or otherwise in any manner affect Landlord's mechanical installations.
(g)    Tenant shall make arrangements directly with the telephone company servicing the Building for such telephone service in the Premises as may be desired by Tenant. If Tenant desires telephonic, burglar alarm, or computer installations (which services shall be installed and maintained at Tenant's sole expense), Landlord shall, upon request, direct where and how all connections and wiring for such service shall be introduced and run. Landlord additionally shall have the right to approve or disapprove all plans and specifications for such service prior to any installation and to refuse permission for such installation if Landlord determines same could adversely affect an existing system. In the absence of such directions, Tenant shall make no borings or cutting or install any wires or cables in or about the Premises and/or the Building.
8.    Condition and Care of Premises; Compliance with Laws; Hazardous Materials.
(a)    Tenant's taking possession of the Premises shall be conclusive evidence against Tenant, and upon said taking of possession Tenant shall execute an agreement with Landlord stating that the Premises were then in good order and satisfactory condition, excluding latent defects (other than latent (or other) defects in the Tenant Work); the parties acknowledge that such taking of possession will occur before the Commencement Date of the Term of this Lease. No promises of the Landlord to alter, remodel, improve, repair, decorate, or clean the Premises or any part thereof have been made, and no representation respecting the condition of the Premises, the Building, or the Land, has been made to Tenant by or on behalf of Landlord except to the extent expressly set forth herein, or in the Work Letter. Except as expressly set forth in the Work Letter (if any), Landlord is leasing the Premises to Tenant "as is," without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability). This Lease does not grant any rights to light or air over or about the property of Landlord.
(b)    Except for any damage resulting from casualty or from any wanton or negligent act of Landlord or its employees and agents, and subject to the provisions of Section 15 hereof, Tenant shall, at its own expense, keep the Premises in good repair and condition and shall promptly and adequately repair all damage to the Premises caused by Tenant or any of its employees, agents, or invitees, including replacing or repairing all damaged or broken glass, fixtures, and appurtenances resulting from any such damage, under the supervision and with the approval of Landlord and within any reasonable period of time specified by Landlord. Tenant's obligation to maintain and repair the Premises, shall include but is not limited to, all electrical, plumbing and mechanical systems serving the Premises from the point said systems connect to the base building systems on each floor. In the event of any damage to the Premises which Landlord believes is not being remedied promptly by Tenant, Landlord shall provide written notice to Tenant notifying Tenant of the damage, and Tenant shall have five (5) business days from the date of receipt of such notice to make or commence making such repairs. If Tenant does not make such repairs within such five (5) day period, or (if the repairs cannot reasonably be completed in such period) if Tenant does not commence such repairs within such five (5) business day period and thereafter diligently continue to make such repairs, Landlord may, but need not, make such repairs and replacements and Tenant shall pay Landlord the cost thereof on demand; provided that nothing set forth to the contrary in this Lease shall prevent Tenant from disputing its responsibility to make or liability to pay for such repairs. Tenant shall take special care to keep all areas of the Premises which are visible by or accessible to the public, such as elevator lobbies and corridors, in good order and appearance consistent with the high standards and quality of a first‑class office building.
(c)    Whenever, in Landlord's commercially reasonable opinion, Tenant's use or occupation of the Premises, including lighting, personnel, heat generating machines, or equipment, individually or cumulatively, causes the design loads for the system providing heat and air‑cooling to be exceeded, to affect the temperature or humidity otherwise maintained by the heating, ventilating, and air conditioning system in the Premises or Building, Landlord may, but shall not be obligated to, temper such excess loads by installing supplementary heating or air‑conditioning units in the Premises or elsewhere where necessary. In such event, Landlord shall provide written notice of its decision to Tenant to install such supplementary heating or air-conditioning, and Tenant may elect to undertake to install such supplementary heating or air-conditioning at its expense. In the event that Tenant does not elect to undertake the installation of the supplementary heating or air-conditioning, the cost of such units and the expense of installation, including the reasonable cost of preparing working drawings and specifications, shall be paid by Tenant as additional rent within ten (10) days after Landlord's demand therefor. Alternatively, Landlord may require Tenant to install such supplementary heating or air‑conditioning unit at Tenant's sole expense. Landlord may operate and maintain any such supplementary units, but shall have no continuing obligation to do so or liability in connection therewith. The expense resulting from the operation and maintenance of any such supplementary heating or air conditioning units, including rent for space occupied by any supplementary heating or air conditioning units installed outside the Premises, shall be paid by Tenant to Landlord as additional rent at rates fixed by Landlord. Alternatively, Landlord may require Tenant to operate and maintain any such supplementary units, under a maintenance contract (reasonably approved by Landlord), also at Tenant's sole expense.
(d)    Subject to the provisions of Section 8(e), Tenant will, at its sole cost and expense, strictly comply with all existing or future applicable municipal, state and federal and other governmental statutes, rules, requirements, regulations, laws and ordinances, including zoning ordinances and regulations, and covenants, easements and restrictions of record (collectively, "Laws"); which relate to (i) Tenant’s use of the Premises, (ii) Tenant alterations, improvements, and additions constructed or installed by, or at the direction of, Tenant, or (iii) the Building structure, the Building systems, and the common areas of the Real Property (but, as to such Building structure, Building Systems, and common areas, only to the extent such obligations are triggered by (a) Tenant alterations, additions, or improvements made by Tenant in or to the Premises which would not constitute normal, typical and customary business office improvements, or (b) Tenant’s use of the Premises for non-general office use or (c) Tenant’s (or any Tenant Party's) acts in the common areas) or (iv) the Handling of any Hazardous Materials by Tenant or any Tenant Party. Tenant will, at its sole cost and expense, obtain any and all licenses or permits necessary for Tenant's use of the Premises. Tenant will, at its sole cost and expense, promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant will indemnify, defend (by counsel reasonably satisfactory to Landlord), protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys' fees or liability arising out of the failure of Tenant to comply with any Laws. Tenant's obligation pursuant to such indemnity will survive the expiration or earlier termination of this Lease.
(e)    Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA"), and those provisions of Illinois law and Lincolnshire laws and ordinances, and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “Regional Accessibility Laws”), establish requirements for business operations, accessibility and barrier removal, and that certain requirements under ADA Title III and Regional Accessibility Laws may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant's business is deemed a "public accommodation" or "commercial facility", (2) whether such requirements are "readily achievable", and (3) whether a given alteration affects a primary function area or triggers "path of travel" requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III and Regional Accessibility Laws compliance in the common areas of the Building, except as provided below, (b) Tenant shall be responsible for ADA Title III and Regional Accessibility Laws compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, it being understood that any pre-existing leasehold improvements in the Premises are delivered as-is, and the responsibility for their compliance with ADA, Regional Accessibility Laws , and other Laws will be borne by Tenant; (c) notwithstanding anything in this Section to the contrary, Tenant will be responsible, at its cost, for compliance with the ADA and Regional Accessibility Laws requirements if and to the extent that such ADA or Regional Accessibility Laws requirements would otherwise make Tenant rather than Landlord primarily responsible for making such alteration or addition; (d) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III and Regional Accessibility Laws "path of travel" requirements triggered by alterations in the Premises, (e) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III and Regional Accessibility Laws compliance in the common areas of the Building necessitated by the Building or Premises being deemed to be a "public accommodation" instead of a "commercial facility" as a result of Tenant's (or its subtenant’s or assignee’s) use of the Premises, or necessitated to accommodate the special needs of the employee(s) of Tenant or any assignee or subtenant of Tenant; and (f) Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant's employees. In the event of a conflict between this Section 8(e) and any other provision of this Lease, the provisions of this Section 8(e) will control.
9.    Return of Premises.
(a)    At the termination of this Lease by lapse of time or otherwise or upon termination of Tenant's right of possession without terminating this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys and access cards to the Building, the premises and the Building garage (if any) to Landlord and make known to the Landlord the combination of all locks of vaults then remaining in the Premises, and shall (subject to the provisions of Sections 9(b) and 9(c) below) return the Premises and all equipment and fixtures of the Landlord therein to Landlord in as good condition as when Tenant completed the Tenant Work, whether performed during the term of the Zebra Sublease or during the term of this Lease (or other initial improvements, as to expansion space), ordinary wear, loss or damage by fire or other insured casualty, and damage resulting from the wanton or negligent act of Landlord or its employees and agents excepted, failing which Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the cost thereof to Landlord on demand along with a three percent (3%) administrative fee.
(b)    All installations, additions, partitions, hardware, wiring, light fixtures, supplementary heat or air‑conditioning units, non‑trade fixtures and improvements, temporary or permanent, except movable furniture, movable partitions and equipment belonging to Tenant, in or upon the Premises, whether placed there by Tenant or Landlord, shall be Landlord's property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant; provided, however, that if Landlord directs that Tenant remove any of said items at the end of the Term, then Tenant, at Tenant's sole cost and expense, shall promptly remove such of the installations, additions, partitions, hardware, wiring, light fixtures, non‑trade fixtures, and improvements placed in the Premises by or on behalf of Tenant as are so designated by Landlord and repair any damage to the Premises caused by such removal, failing which Landlord may remove the same and repair the Premises and Tenant shall pay the cost thereof to Landlord on demand. However, Landlord will not require Tenant to remove standard and customary office improvements that might reasonably be used by a subsequent tenant, but in any event, (i) each of the following, installed by or at the direction of Tenant or any Tenant Party, must be removed by Tenant at Tenant’s cost: safes, vaults, showers and washrooms (excluding washrooms in the core of the Building), internal stairways, high density shelving, raised computer floors and fire suppression systems; and (ii) Landlord may require removal of any other leasehold improvements that are unusual, extraordinary or relatively expensive to remove, in Landlord’s reasonable judgment. However, so that Tenant may learn in advance whether Landlord construes any specific alterations or improvements as falling within clause (ii) above, at the time that Tenant requests Landlord's consent to specific alterations, Tenant may also request that Landlord notify Tenant whether Landlord will, upon expiration or termination of the Lease Term, require Tenant to remove any of the subject improvements. If Tenant so requests and if Landlord consents to the alterations, then Landlord will also notify Tenant (contemporaneously with Landlord’s notice of consent) whether Landlord will require removal of any such alterations or improvements at the expiration or termination of the Lease Term. At the expiration or termination of the Lease Term, Tenant will not be required to remove any such alterations or improvements if and to the extent that Landlord previously notified Tenant that removal of such alterations or improvements would not be required. For purposes of this subsection, if Tenant is required to remove any improvements or alterations, Tenant is also required to restore the affected areas to an architectural, structural, and aesthetic whole.
(c)     Tenant shall remove Tenant's furniture, machinery, safes, trade fixtures, and other items of movable personal property of every kind and description from the Premises prior to the expiration of the Term or ten (10) days following earlier termination of this Lease or Tenant's right of possession, whichever might be earlier, failing which Landlord may do so and thereupon the provisions of Section 17(f) shall apply.
(d)    All obligations of Tenant hereunder shall survive the expiration of the Term or sooner termination of this Lease.
10.    Holding Over.
The Tenant shall pay Landlord for each month (or fraction thereof) Tenant retains possession of the Premises or any part thereof after termination of this Lease or Tenant's right to possession hereunder, by lapse of time or otherwise, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Base Rent equal to the greater of (1) 200% of the Rent payable during the last month of the Term, or (2) 125% of the prevailing rental rate in the Building for similar space, as reasonably determined by Landlord, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, damages, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits or other consequential damages to Landlord resulting therefrom.
Nothing in this Section contained, however, shall be construed or operate as a waiver of Landlord's right of re‑entry or any other right of Landlord.
11.    Rules and Regulations.
Tenant agrees to observe the rights reserved to Landlord contained in Section 12 hereof and agrees, for itself, its employees, agents, clients, customers, invitees and guests, to comply with the rules and regulations set forth in Exhibit B attached to this Lease and made a part hereof and such other reasonable rules and regulations as shall be adopted and uniformly enforced by Landlord pursuant to Section 12(k) of this Lease; provided, however, that of those rules and regulations listed on Exhibit B, only the following will apply to Tenant until the earlier of substantial completion of the Tenant Work and the date Tenant begins occupying the Premises or any material portion thereof (pursuant to the Zebra Sublease or otherwise) for the conduct of Tenant’s business: #1, 2 (last sentence), 3 (last sentence), 4-7, 9, 10, 12, 13, 16, 17, 20, and 21. Any violation by Tenant of any of the rules and regulations contained in Exhibit B attached to this Lease or other Section of this Lease, or as may hereafter be adopted by Landlord pursuant to Section 12(k) of this Lease, may be restrained; but whether or not so restrained, Tenant acknowledges and agrees that it shall be and remain liable for all damages, loss, costs and expense resulting from any violation by the Tenant of any of said rules and regulations. Landlord shall use commercially reasonable efforts (which need not include eviction or commencement of legal proceedings) to uniformly apply said rules and regulations, or the terms, covenants and conditions of any other lease against all tenants of the Building, including Tenant, or any other occupants of the Building, provided, however, Landlord and its beneficiary shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, invitees, or by any other person.
12.    Rights Reserved to Landlord.
Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant's use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant's obligations under this Lease:
(a)    To change the name or street address of the Building.
(b)    To install and maintain signs on the exterior and interior of the Building.
(c)    To prescribe the location and style of the suite number and identification sign or lettering for the Premises occupied by the Tenant.
(d)    To retain at all times, and to use in appropriate instances, pass keys to the Premises.
(e)    To grant to anyone the right to conduct any business or render any service in the Building, whether or not it is the same as or similar to the use expressly permitted to Tenant by Section 3.
(f)    To exhibit the Premises during the last twelve (12) months of the Term at reasonable hours, and to decorate, remodel, repair, alter, or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises.
(g)    To enter the Premises at reasonable hours for reasonable purposes, including inspection and supplying janitor service or other service to be provided to Tenant hereunder. Without limiting the foregoing, upon reasonable prior notice (which notice may be oral) to Tenant, Landlord may enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders, and, at any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term), upon reasonable prior notice (which notice may be oral) to Tenant, or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.
(h)    To require all persons entering or leaving the Building during such hours as Landlord may from time to time reasonably determine to identify themselves to watchmen by registration or otherwise, and to establish their right to enter or leave in accordance with the provisions of applicable rules and regulations adopted by Landlord. Landlord shall not be liable in damages for any error with respect to admission to or eviction or exclusion from the Building of any person. In case of fire, invasion, insurrection, mob, riot, civil disorder, public excitement or other commotion, or threat thereof, Landlord reserves the right to limit or prevent access to the Building during the continuance of the same, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventive measures deemed necessary by Landlord for the safety of the tenants or other occupants of the Building or the protection of the Building and the property in the Building. Tenant agrees to cooperate in any reasonable safety program developed by Landlord.
(i)    To control and prevent access to common areas and other non-general public areas pursuant to the provisions of applicable rules and regulations adopted by Landlord.
(j)    Provided that reasonable access to the Premises shall be maintained and the business of Tenant shall not be interfered with or disrupted unreasonably, Landlord reserves the right to relocate, enlarge, reduce or change exits or entrances (other than relocating the main entrance) in or to the Building and to decorate and to make, at its own expense, repairs, alterations, additions and improvements, structural or otherwise, in or to the Building or any part thereof, and any adjacent building, land, street or alley, including for the purpose of connection with or entrance into or use of the Building in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed, and may for such purposes erect scaffolding and other structures reasonably required by the character of the work to be performed, and during such operations may enter upon the Premises and take into and upon or through any part of the Building, including the Premises, all materials that may be required to make such repairs, alterations, improvements, or additions, and in that connection Landlord may temporarily close public entry ways, other public spaces, stairways or corridors and interrupt or temporarily suspend any services or facilities agreed to be furnished by Landlord, all without the same constituting an eviction of Tenant in whole or in part and without abatement of Rent by reason of loss or interruption of the business of Tenant or otherwise and without in any manner rendering Landlord liable for damages or relieving Tenant from performance of Tenant's obligations under this Lease. Landlord may at its option make any repairs, alterations, improvements and additions in and about the Building and the Premises during ordinary business hours and, if Tenant desires to have such work done during other than business hours, Tenant shall pay all overtime and additional expenses resulting therefrom. Any Landlord activities undertaken in accordance with this section shall be consistent with other Class A office buildings generally and with the existing character of the Premises specifically.
(k)    From time to time to make and adopt such reasonable rules and regulations, in addition to or other than or by way of amendment or modification of the rules and regulations contained in Exhibit B attached to this Lease or other Sections of this Lease, for the protection and welfare of the Building and its tenants and occupants, as the Landlord may determine.
13.    Assignment and Subletting.
(a)    Except as otherwise expressly provided herein, Tenant shall not, without the prior written consent of Landlord in each instance, (i) convey, mortgage, pledge, hypothecate, or encumber, or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it, (ii) allow to exist or occur any transfer of or lien upon this Lease or the Tenant's interest herein by operation of law, (iii) assign this Lease or any of Tenant's rights hereunder, (iv) sublet the Premises or any part thereof, (v) permit the use or occupancy of the Premises or any part thereof for any purpose not provided for under Section 3 of this Lease or by anyone other than the Tenant and Tenant's employees, or (vi) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current direct or indirect control of Tenant. Landlord has the absolute right to withhold its consent, without giving any reason whatsoever, except as herein expressly provided to the contrary. The foregoing prohibitions shall also apply to any assignee or subtenant of Tenant.
(b)    If, after the Commencement Date, Tenant has procured an assignee or sublessee, Tenant shall, by written notice to Landlord, advise Landlord of its intention from, on and after a stated date (which shall not be less than sixty (60) days after the date of Tenant's notice) to assign this Lease to such proposed assignee or sublet any part or all of the Premises to such proposed subtenant for the balance or any part of the Term. Upon receipt of such notice, Landlord shall have the right, to be exercised by giving written notice to Tenant within thirty (30) days after receipt of Tenant's notice, to cancel the lease in the case of a proposed assignment of this Lease or a proposed subleasing of all the Premises, or to cancel the lease with respect to the portion to be so subleased by notice to Tenant in which latter event the Rent and Tenant's Proportionate Share as defined herein shall be adjusted on the basis of the number of square feet of Rentable Area of the Premises retained by Tenant, and this Lease as so amended shall continue thereafter in full force and effect. If Landlord exercises such option to cancel, then Landlord’s notice exercising such right shall specify the date as of which such cancellation is effective, which date shall be not less than thirty (30) and not more than ninety (90) days after the date on which Landlord sends such notice, unless such space requires demising, in which case such cancellation will become effective when such space is separately demised. Tenant's notice given pursuant to this Section 13(b) shall state the name and address of the proposed subtenant or assignee, and a true and complete copy of the proposed sublease or assignment and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed subtenant or assignee shall be delivered to Landlord with said notice. If Landlord exercises its recapture right as set forth above and if the subject space requires demising, Landlord will perform the same at Landlord’s cost, and in such event Tenant waives all claims against Landlord for any inconvenience to Tenant relative to the remaining Premises arising from such demising work, but Landlord will use reasonable efforts to minimize such inconvenience. Landlord’s cancellation option pursuant to this Section 13(b) will not apply to Permitted Transfers (defined below).
(c)    If Landlord, upon receiving Tenant's notice given pursuant to Section 13(b), shall not exercise its right to cancel, Landlord will not unreasonably withhold its consent to Tenant's assignment of this Lease or subletting the space covered by its notice, provided, however, in each case, such subletting or assignment also satisfies the following conditions:
(i)    No Event of Default then exists;
(ii)    Tenant has fully complied with the provisions of this Section 13;
(iii)    The assignee or subtenant is not a tenant of the Building or of the buildings commonly known as One Overlook Point or Two Overlook Point, and is not a governmental entity (or subdivision or agency thereof), or the then or prospective holder of a political office;
(iv)    Tenant has furnished Landlord with copies of all documents relating to the sublease or assignment arrangement between Tenant and the proposed subtenant or assignee, including financial statements, if requested by Landlord;
(v)    The proposed sublease or proposed assignment does not extend for a term beyond the initial Term of this Lease, nor does the sublease or assignment contain any options to extend or renew the term thereof beyond the initial Term of this Lease;
(vi)    The subtenant or assignee is of a character or engaged in a business which is, and the subtenant's or assignee's proposed use of the Premises, or portions thereof, is consistent with the standards of Landlord for the Building and the use permitted hereunder;
(vii)    A subletting will not result in more than four (4) occupants of the Premises, including Tenant and all subtenants;
(viii)    The space to be subleased and the remaining portion of the Premises are both legally leasable units and suitable for normal renting;
(ix)    The assignee or subtenant is sufficiently financially responsible to perform its obligations under the sublease or assignment, in Landlord’s reasonable judgment, and Tenant shall provide Landlord with reasonable background information, including, without limitation, financial statements, on the prospective assignee or sublessee, all as Landlord may reasonably require; and
(x)    The intended use by or business of the proposed assignee or sublessee will not conflict with any commitment by Landlord to any other tenant in the Lincolnshire Corporate Center.
Landlord agrees to respond to Tenant's request for approval within thirty (30) days after submission of all documents.
(d)    Consent by Landlord to any assignment, subletting, use, or occupancy or transfer shall not operate to relieve the Tenant from any covenant or obligation hereunder, and shall not be deemed to be a consent to or relieve Tenant, or any subtenant or assignee, from obtaining Landlord's consent to any subsequent assignment, transfer, lien, charge, subletting, use, or occupancy.
(e)    In connection with each request by Tenant for Landlord's consent to a sublease or assignment, Tenant will pay to Landlord an amount equal to the sum of the following, regardless of whether such consent is granted or denied: (a) Landlord’s processing fee of $1,500 and (b) an amount equal to Landlord's out-of-pocket administrative, legal and other costs and expenses incurred in processing such request or otherwise incurred in connection with such sublease or assignment.
(f)    If all or any part of the Premises are then subleased, any termination of this Lease or of Tenant's right to possession in connection with an Event of Default will, at Landlord's option, either, (a) terminate the sublease or (b) operate as an assignment to Landlord of the sublease. Landlord shall not be liable for any prepaid rents nor any security deposits paid by the subtenant. Landlord will not be liable for any other defaults of the Tenant under the sublease agreement.
(g)    If Tenant, having first obtained Landlord's consent to any sublease or assignment, or if Tenant or a trustee in bankruptcy for Tenant, pursuant to Section 365 of the Bankruptcy Code, shall assign this Lease or sublet the Premises, or any part thereof, then in addition to the Rent then payable hereunder, Tenant shall pay to Landlord, as further additional rent on the first day of each month during the term of any such assignment or sublease, fifty percent (50%) of the amount, if any, by which (x) the Assigned Area Rent, less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (including, without limitation, marketing costs, brokerage commissions, tenant finish work, and attorneys’ fees) incurred in connection with such transaction, exceeds (y) the product of the Current Monthly Rent multiplied by the Assigned Area. As used herein:
(i)    "Assigned Area" shall mean the number of square feet of Rentable Area of the Premises (in the case of an assignment or sublet of the entire Premises) or of the Rentable Area of any space sublet by Tenant (in the case of a sublet of less than the entire Premises).
(ii)    "Current Monthly Rent" shall mean the aggregate of all Monthly Base Rent and monthly installments of Tenant’s Proportionate Share of Estimated Taxes and of Estimated Expenses being paid by Tenant as of the effective date of an assignment or sublet, divided by the number of square feet of Rentable Area of the Premises.
(iii)    "Assigned Area Rent" shall mean the current monthly base rent and other amounts payable by the subtenant or assignee for the Assigned Area.
(h)    Notwithstanding Section 13(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:
(i)    an Affiliate of Tenant;
(ii)    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as:
(1) Tenant’s obligations hereunder are assumed, by operation of law (reasonably documented by Tenant to Landlord) or by written assumption, by the entity surviving such merger or created by such consolidation; and
(2) either:
(i) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant immediately preceding such transaction; or
(ii) immediately following such Transfer Tenant is deemed to Meet Minimum Rating (as described in Section 3.3 of the Work Letter attached hereto as Exhibit D); or
(iii)    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s equity or assets, so long as:
(1) Tenant’s obligations hereunder are assumed (which assumption shall be reasonably documented by Tenant to Landlord) by the entity acquiring such equity or assets; and
(2) either:
(i) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant immediately preceding such transaction; or
(ii) immediately following such Transfer Tenant is deemed to Meet Minimum Rating (as described in Section 3.3 of the Work Letter attached hereto as Exhibit D).
Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume, by operation of law (reasonably documented by Tenant to Landlord) or by written assumption, the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Real Property, Landlord or other tenants of the Building. No later than 30 days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (a) copies of the instrument effecting any of the foregoing Transfers, (b) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (c) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 13. “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question.
14.    Waiver of Certain Claims; Indemnity by Tenant.
(a)     To the extent permitted by law, Tenant waives all claims it may have against Landlord and its members, managers, officers, agents, and employees, beneficiaries, and their agents, servants, and employees (collectively, the "Landlord Parties") for loss or damage to business or property sustained by Tenant or any occupant or other person resulting from the Premises or the Real Property or any part of said Premises or Real Property becoming out of repair or resulting from any accident within or adjacent to the Premises or Real Property or resulting directly or indirectly from any act or omission of Landlord or any occupant of the Premises or Real Property or any other person while on the Premises or the Real Property, regardless of cause or origin and regardless of whether the negligence of Landlord caused such loss in whole or in part, except that in respect of loss or damage to property, such waiver will be limited to the extent such claim is or would be covered by any insurance that Tenant is required to carry under Section 21(b)(i) to carry. The waiver in this grammatical paragraph will also apply as to the amount of any deductible, self-insured retention or self-insurance under Tenant's insurance. Particularly, but not in limitation of the foregoing sentence, all property belonging to Tenant or any occupant of the Premises that is in the Real Property or the Premises will be there at the risk of Tenant or other person only, and Landlord or its agents or employees will not be liable for loss or damage to or theft of or misappropriation of such property, nor for any loss or damage to property or business resulting from fire, explosion, flooding of basements or other subsurface areas, falling plaster, steam, gas, electricity, snow, water or rain which may leak from any part of the Real Property or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever, nor for any latent defect in the Premises or in the Real Property, except that in respect of property loss or damage such waiver will be limited to the extent that such claim is or would be covered by any insurance that Tenant is required under Section 21(b)(i) to carry. Tenant will give prompt notice to Landlord in case of fire or accidents in the Premises or in the Real Property or of defects therein or in the fixtures or equipment. Additionally, Tenant waives any claim it may have against Landlord for any loss, claim, damage, or injury, to the extent is caused by a terrorist act. All personal property belonging to the Tenant or any occupant of the Premises that is in the Building or the Premises shall be there at the risk of the Tenant or other person only and Landlord shall not be liable for loss or damage thereto or theft or misappropriation thereof. All vehicles parked in the Building's garage or in the parking lots shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.
To the extent permitted by law, Landlord waives all claims it may have against Tenant, its agents or employees for damage to the Real Property resulting directly or indirectly from any act or omission of Tenant, to the extent that such claim is covered by any property insurance which Landlord is required under Section 21(e) to carry on the Building. Landlord will include in any property insurance policy which Landlord may carry on the Building, to the extent permitted by law, a waiver of subrogation against Tenant. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, or loss or theft of, any property of any Tenant Party located in or about the Real Property.
(b)    Subject to the waivers set forth in this Section 14, and to the extent not expressly prohibited by law, Tenant agrees to hold the Landlord Parties harmless and to indemnify each of them against claims and liabilities, including reasonable attorneys' fees, for injuries to all persons and damage to or theft or misappropriation or loss of property occurring in or about the Premises arising from Tenant's negligence or wrongful acts or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease or due to any other act or omission of the Tenant, its agents, or employees.
(c)    Notwithstanding any provision in this Lease to the contrary, in no event shall either party hereto be liable to the other under this Lease for lost profits, lost savings, punitive, exemplary or any other consequential, special or indirect damages; provided that (i) the foregoing shall not be deemed to be a waiver by either party of any right such party may have pursuant to the terms of this Lease to be indemnified or held harmless by the other party from and against any of the foregoing losses or damages to the extent that such losses or damages are part of a claim of a third party from or against which such party is so entitled hereunder to be indemnified or held harmless, and (ii) the foregoing will not limit the consequential damages recoverable by Landlord pursuant to Section 10 (Holding Over) or Section 17(e). The waivers and indemnities under this Section 14 will survive the expiration or earlier termination of this Lease.
15.    Damage or Destruction by Casualty.
(a)    Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within 90 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed for Landlord to substantially complete its repairs of the damage caused by such Casualty.
(b)    Tenant’s Rights. If the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that Landlord’s repairs cannot be substantially completed within 365 days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.
(c)    Landlord’s Rights. If a Casualty occurs and (1) Landlord estimates that Landlord’s repairs cannot be substantially completed within the Repair Period, (2) the damage exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage, the repairs for which Landlord is responsible are not fully covered by Landlord’s insurance policies or Landlord makes a good faith determination that restoring such damage would be uneconomical, or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.
(d)    Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any improvements, alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).
(e)    Abatement of Rent. If the Premises are damaged by Casualty, Base Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be). In the event of any such Casualty, and if this Lease is not terminated pursuant to the foregoing provisions of this Section 15, Tenant shall repair and restore any portion of alterations, additions or improvements in the Premises, and in such event Base Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be further abated until the earliest to occur of (i) the 10th day after Tenant’s substantial completion of Tenant's repair and restoration following substantial completion of Landlord's repair and restoration work; (ii) the date on which Tenant begins occupying such portion of the Premises for the conduct of business; and (iii) the 220th day after substantial completion of Landlord’s repairs.
16.    Eminent Domain.
If all or a substantial part of the Building, or any part thereof which includes all or a substantial part of the Premises, shall be taken or condemned by any competent authority for any public or quasi‑public use or purpose, the Term of this Lease shall end upon and not before the date when the possession of the part so taken shall be required for such use or purpose, and without apportionment of the award to or for the benefit of Tenant. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the Real Property, the taking of which would, in Landlord's opinion, prevent the economical operation of the Building, or if the grade of any street or alley adjacent to the Building is changed by any competent authority, and such taking or damage or change of grade makes it necessary or desirable to remodel the Building to conform to the taking or damage, Landlord shall have the right to terminate this Lease upon not less than ninety (90) days' notice prior to the date of termination designated in the notice. In either of the events above referred to, Rent shall be apportioned as of the date of the termination. No money or other consideration shall be payable by the Landlord to the Tenant for the right of termination, and the Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by such taking or the change of grade; provided, however, that Tenant shall have the right to pursue separately against the condemning authority, so long as Landlord's award is not reduced thereby, any award available separately to Tenant for Tenant's moving and relocation expenses.
17.    Default; Landlord's Rights and Remedies.
(a)    The occurrence of any one or more of the following matters constitutes an “Event of Default” by Tenant under this Lease:
(i)    Failure by Tenant to pay Rent or any installment thereof within 5 days after Landlord has delivered written notice to Tenant that the same is delinquent; for purposes of this Lease, any statutory notice given by Landlord to Tenant in accordance with applicable law, including, without limitation, any statutory 5-day notice, will suffice for the notice referred to above in this Section 17(a);
(ii)    Failure by Tenant to pay when due any other moneys required to be paid by Tenant under this Lease; if the due date for such amounts is not set forth in the written notice or invoice delivered to Tenant, then such amounts will be due within 30 days after delivery of the applicable notice or invoice;
(iii)    Failure by Tenant to observe or perform any of the covenants in respect of assignment and subletting set forth in Section 13;
(iv)    Failure by Tenant to immediately commence and continue to diligently effect a cure after receipt of written notice from Landlord, any hazardous condition which Tenant has created in violation of law or of this Lease;
(v)    The occurrence of an Event of Default as described in Section 18 (Subordination) or Section 23 (Estoppel);
(vi)    Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, provided, however, that Tenant shall not be in default with respect to matters which cannot reasonably be cured within thirty (30) days so long as within such thirty (30) day period Tenant commences such cure and diligently proceeds to complete the same at all times thereafter;
(vii)    The levy upon or under execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within thirty (30) days from the date of such filing;
(viii)    (intentionally omitted);
(ix)    Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or for the major part of his property;
(x)    A trustee or receiver is appointed for the Tenant or for the major part of its property and is not discharged within thirty (30) days after such appointment; and
(xi)    Bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law, or similar law for the relief of debtors, are instituted by or against Tenant, and, if instituted against Tenant, are allowed against it or are consented to by it or are not dismissed within sixty (60) days after such institution.
(b)    If an Event of Default occurs which has not been cured or remedied during the applicable grace period, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law:
(i)    Landlord may terminate this Lease by giving to Tenant written notice of the Landlord's election to do so, in which event the Term of this Lease shall end, and all right, title and interest of the Tenant hereunder shall expire, on the date stated in such notice;
(ii)    Landlord may terminate the right of the Tenant to possession of the Premises' without terminating this Lease by giving written notice to Tenant that Tenant's right of possession shall end on the date stated in such notice, whereupon the right of the Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and
(iii)    Landlord may enforce the provisions of this Lease and may enforce and protect the rights of the Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from the Tenant under any of the provisions of this Lease.
Any notice required to be given by Landlord pursuant to this Section 17(b) may be given concurrently with a notice of default pursuant to Section 17(a).
(c)    If Landlord exercises either of the remedies provided for in subparagraphs (i) or (ii) of the foregoing Section 17(b), Tenant shall surrender possession and vacate the Premises immediately and deliver possession thereof to the Landlord, and Landlord may then or at any time thereafter re‑enter and take complete and peaceful possession of the Premises, with or without process of law, full and complete license to do so being hereby granted to the Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without relinquishing Landlord's right to rent or any other right given to Landlord hereunder or by operation of law. If Landlord exercises either of the remedies provided for in subparagraphs (i) or (ii) of the foregoing Section 17(b), the Allowances and any and all other allowances under this Lease will be forfeited to Landlord, and any Allowances or earnings thereon remaining in any escrow as described in the Work Letter will be disbursed by the escrowee to Landlord, to be retained by Landlord without credit to Tenant.
(d)    If Landlord, pursuant to the provisions of Section 17(b)(ii) hereof, terminates the right of the Tenant to possession of the Premises without terminating this Lease, such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay the Rent hereunder for the full Term, and Landlord shall have the right to immediate recovery of all amounts then due hereunder. In addition, Landlord shall have the right, from time to time, to recover from the Tenant, and the Tenant shall remain liable for, all Rent and any other sums thereafter accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, the Landlord may, but shall be under no obligation to (except to the extent required by law), relet the Premises or any part thereof for the account of the Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease) and upon such terms as the Landlord in the Landlord's sole discretion shall determine, and the Landlord shall not be required to accept any tenant offered by the Tenant or to observe any instructions given by the Tenant relative to such reletting. Also in any such case the Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by the Landlord necessary or desirable and in connection therewith change the locks to the Premises, and the Tenant shall upon demand pay the cost thereof together with the Landlord's expenses of reletting. Landlord may collect the rents from any such reletting and apply the same first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by the Tenant, and any excess or residue shall operate only as an offsetting credit against the amount of Rent as the same thereafter becomes due and payable hereunder, but the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely; provided that in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Additional Rent) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Event of Default occurred. No such re‑entry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of the Tenant or as an election on Landlord's part to terminate this Lease unless a written notice of such intention be given to Tenant or shall operate to release the Tenant in whole or in part from any of the Tenant's obligations hereunder, and the Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies from time to time remaining after the application from time to time of the proceeds of any such reletting.
(e)    In the event of the termination of this Lease by Landlord as provided for by subparagraph (i) of Section 17(b), Landlord shall be entitled to recover from Tenant all the fixed dollar amounts of Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by the Tenant, or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease which may be then owing and unpaid, and all costs and expenses, including court costs and attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and in addition Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (x) the unamortized cost to the Landlord, computed and determined in accordance with GAAP, of the tenant improvements and alterations, if any, paid for and installed by Landlord pursuant to this Lease or for which Landlord disbursed an allowance, and (y) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents at the same annual rate for the remainder of the Term as then in effect pursuant to the applicable provisions of Sections 1 and 2 of this Lease, over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a per annum discount at one‑half (1/2) of the corporate base rate of interest then in effect at the JP Morgan Chase Bank, N.A., from the respective dates upon which such rentals would have been payable hereunder had this Lease not been terminated, and (z) any damages in addition thereto, including reasonable attorneys' fees and court costs, which Landlord shall have sustained by reason of the breach of any of the covenants of this Lease other than for the payment of rent.
(f)    All property removed from the Premises by Landlord pursuant to any provision of this Lease or of law may be handled, removed or stored by Landlord at the cost and expense of the Tenant, and the Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all reasonable expenses incurred by Landlord in such removal and storage charges against such property so long as the same shall be in Landlord's possession or under Landlord's control. All property not removed from the Premises or not retaken from storage by Tenant within thirty (30) days after the end of the Term (or termination of Tenant’s right to possess the Premises), however terminated, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.
(g)    If any action for breach of or to enforce any provision of this Lease is commenced, the court in such action shall award to the party in whose favor judgment is entered, a reasonable sum as attorneys' fees, which attorneys' fees shall be paid by the losing party in such action. Tenant shall pay all of Landlord's costs, charges, and expenses, including court costs and reasonable attorneys' fees, incurred by Landlord in any litigation in which Tenant causes the Landlord, without Landlord's fault, to become involved or concerned.
(h)    In the event that Tenant shall file for protection under any Chapter of the Bankruptcy Code now or hereafter in effect, Landlord and Tenant agree, to the extent permitted by law, to request that the debtor‑in‑possession or trustee‑in‑bankruptcy, if one is appointed, assume or reject this Lease within sixty (60) days thereafter.
18.    Subordination.
(a)    This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”); provided, however, such subordination with respect to any Mortgage first placed upon or recorded against the Premises or the Building as a whole after the date of this Lease will be conditioned upon the holder thereof executing a subordination, nondisturbance and attornment agreement substantially in the form of that attached hereto as Exhibit G, with such modifications thereto as approved by Tenant (which approval will not be unreasonably withheld, conditioned, or delayed). Landlord hereby represents that Landlord’s interest in the Real Property is not encumbered by a Mortgage or Primary Lease (other than the Hewitt Lease) as of the date of this Lease. Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (provided that in the case of a Mortgage first placed upon or recorded against the Premises or the Building after the date of this Lease, such confirmation will be substantially in the form of that attached hereto as Exhibit G, with such modifications thereto as approved by Tenant (which approval will not be unreasonably withheld, conditioned, or delayed)) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease. If Tenant fails to execute and deliver such documentation to Landlord within such time, then Landlord may elect to send a second notice, advising Tenant that Tenant’s failure to execute and deliver such documentation within 5 business days after delivery of such second notice will constitute an Event of Default, and if Landlord sends such second notice and if Tenant fails to execute and deliver such documentation within such 5 business days, such failure will constitute an Event of Default.
(b)    Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.
19.    Mortgagee Protection.
If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); nor (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for an Allowance Offset (as provided pursuant to Section 40 hereof) and except for those offset rights which (a) are expressly provided in this Lease, (b) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (c) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own fee simple title to the Real Property. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan. It is further agreed that (x) if any Mortgage shall be foreclosed, or if Primary Lease be terminated, (i) the liability of the mortgagee or trustee hereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser, or owner is the owner of an interest in the Building or Land and such liability shall not continue or survive after further transfer of ownership. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.
20.    Default Under Other Leases.
If the term of the Zebra Sublease shall be terminated or becomes terminable after the making of this Lease because of any default by Tenant under the Zebra Sublease, such fact shall empower Landlord, at Landlord's sole option, to terminate this Lease by notice to Tenant or to exercise any of the rights or remedies set forth in Section 17.
21.    Subrogation and Insurance.
(a)    Subrogation. Landlord and Tenant to have all physical damage or material damage insurance which may be carried by either of them, and Tenant agrees to have all business interruption insurance which it carries, endorsed to provide that any release from liability of, or waiver of claim for, recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery contained in any other section of this Lease but rather in confirmation and furtherance thereof, each of the parties hereto waives all claims and rights of subrogation by their respective insurers for recovery from the other party for any loss or damage to any of its property or damages as a result of business interruption.
(b)    Effective as of the earlier of (1) the date Tenant enters or occupies the Premises, or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies:
(i)     Property. Causes of Loss – special form (formerly “all risk”) property insurance (including extra expense insurance),
(1) on all of Tenant's trade fixtures and personal property in the Premises, and
(2) covering the full value of all alterations and improvements and betterments in the Premises including, without limitation, the Tenant Work, naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear such alterations, improvements, and betterments,
In each case for the full replacement cost thereof. Tenant will use the proceeds from such insurance for the replacement of trade fixtures and personal property and for the restoration of any such improvements, alterations, and betterments.
(ii)    Business Income. Business income insurance with sufficient limits for Tenant to sustain its business operation at this location for a period of not less than 12 months.
(iii)    Worker’s Compensation; Employer’s Liability. Workers compensation insurance in statutory limits will be provided for all employees. The employers liability insurance will afford limits not less than $500,000 per accident, $500,000 per employee for bodily injury by disease, and $500,000 policy limit for bodily injury by disease.
(iv)    Liability. Commercial general liability insurance with limits not less than $2,000,000 per occurrence and $2,000,000 general aggregate which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Real Property and including products and completed operations coverage. Such insurance shall include contractual liability and contain a standard separation of insureds provision. Any general aggregate limit will apply on a per location basis. Such insurance will name Landlord, its trustees and beneficiaries, Landlord's Mortgagee, Landlord's managing agent, Landlord's advisor, and their respective officers, directors, agents and employees, as additional insureds (the "Required Additional Insureds”).
(v)    Umbrella Excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, and employers liability policies, which insures against bodily injury, property damage, personal injury and advertising injury claims with limits not less than $5,000,000 each occurrence and $5,000,000 aggregate. Such policy must include the Required Additional Insureds as additional insureds.
(vi)    Business Auto Business auto liability with limits not less than $1,000,000 each accident, combined single limit for bodily injury and property damage, on “any auto” basis for Tenant owned, hired and non-owned autos. If Tenant has no owned autos, Tenant may provide hired and non-owned coverage.
(vii)    Alterations; Moving. Tenant will provide to Landlord certificates of insurance including but not limited to workers compensation and employers liability, auto liability with limits not less than $1,000,000 each accident and commercial general liability insurance in the amount of not less than $1,000,000 or in limits as otherwise reasonably satisfactory to Landlord from Tenant's mover respecting moving into and moving out of the Premises, before Tenant moves into or out of the Premises.
Tenant shall secure, pay for, and maintain or cause Tenant's contractors to secure, pay for, and maintain during the performance of any alterations, additions, or improvements (including, without limitation, any initial leasehold improvements to be performed by Tenant’s contractors pursuant to Exhibit D), insurance in the following minimum coverages and limits of liability.
i.Workmen's Compensation and Employer's Liability Insurance with limits of not less than $1 million and as required by any Employee Benefit Acts or other statutes applicable where the work is to be performed as will protect Tenant's contractors from liability under the aforementioned acts.
ii.Comprehensive General Liability Insurance (including Owner's and Contractors' Protective Liability) in an amount not less than $2 million per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2 million, and with umbrella coverage with limits not less than $10,000,000.00; provided, however, that if the cost of the work will not exceed $500,000, then such umbrella coverage may be omitted. Such insurance shall provide for explosion and collapse, completed operations coverage with a two-year extension after completion of the work, and broad form blanket contractual liability coverage and shall insure Tenant's Contractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant's contractors, or by anyone directly or indirectly employed by any of them.
iii.Comprehensive Automobile Liability Insurance, including the ownership, maintenance, and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $1 million for each person in one accident, and $1 million for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1 million for each accident. Such insurance shall insure Tenant's Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant's Contractors, or by anyone directly or indirectly employed by any of them.
iv."All-risk" builder's risk insurance upon the entire alterations, improvements and additions to the full insurable value thereof. This insurance shall include the interest of Landlord, Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the alterations, improvements, and additions and shall insure against the perils of fire and extended coverage and shall include "all-risk" builder's risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism, and malicious mischief. If portions of the alterations, improvements and additions are stored off the site of the Real Property or in transit to said site are not covered under said "all-risk" builder's risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the alterations, improvements, and additions. Any loss insured under said "all-risk" builder's risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord as trustee for the insureds, as their interest may appear, subject to the agreement reached by said parties in interest, or in the absence of any such agreement, then in accordance with a final, non-appealable order of a court of competent jurisdiction. If after such loss no other special agreement is made, the decision to replace or not replace any such damaged alterations, improvements, and additions shall be made in accordance with the terms and provisions of this Lease including, without limitation, the Work Letter. The waiver of subrogation provisions contained in this Lease shall apply to the "all-risk" builder's risk insurance policy to be obtained by Tenant pursuant to this paragraph.
All insurance coverage to be provided by Tenant's contractors, subcontractors or movers must be required in a written contract between Tenant and its contractor and sub-contractors. Such contract must include a requirement to comply with the general insurance requirements set forth in this Section 21(b)(vii) as well as those in Section 21(c), and must contain an indemnity, including defense, of Landlord and Landlord’s Required Additional Insureds. A signed copy of the contract must be provided to Landlord. All such liability insurance (except employers liability) must (1) include the Required Additional Insureds as additional insureds; (2) be considered primary insurance and (3) require commercial general liability insurance to include coverage for bodily injury, property damage, personal and advertising injury, contractual liability and products and completed operations coverage. The products and completed operations coverage must be maintained for a minimum of 2 years following completion of work. Tenant, its contractor and subcontractors will include Required Additional Insureds on the policy for full term of the work and the extended products and completed operations required time frame.
(c)    All policies required to be carried by Tenant and Tenant's contractors, subcontractors and movers hereunder must be issued by and binding upon an insurance company licensed or authorized to do business in the state in which the property is located with an A.M. Best’s Rating of at least "A-" "VIII" or better, unless otherwise acceptable to Landlord. Tenant will not do or permit anything to be done that would invalidate the insurance policies required. Liability insurance maintained by Tenant and Tenant's contractors, subcontractors and movers will be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord. Certificates of insurance, reasonably acceptable to Landlord, evidencing the existence and amount of each liability insurance policy required hereunder and Evidence of Property Insurance Form, Acord 28, evidencing property insurance as required, will be delivered to Landlord prior to delivery or possession of the Premises and fifteen (15) days prior to each renewal date. Liability policies (except employers liability) will each include an endorsement naming the Required Additional Insureds such additional insured status. The Evidence of Property Insurance Form will name Landlord and Landlord's Mortgagee as loss payee for property insurance as respects Landlord's interest in improvements, alterations, and betterments. Further, the certificates must indicate that insurers will endeavor to provide at least 30 days' prior notice to Landlord and Landlord's managing agent prior to any cancellation of coverage.
If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the term and thereafter during the term, within 10 days following Landlord's request thereof, and 10 days prior to the expiration date of any such coverage, Landlord will be authorized (but not required) to procure such coverage in the amount stated with all costs thereof, plus an administrative fee of 15% of such costs, to be chargeable to Tenant and payable upon written invoice thereof.

The limits of insurance required by this lease, or as carried by Tenant, will not limit the liability of Tenant or relieve Tenant of any obligation thereunder. Any deductibles selected by Tenant will be the sole responsibility of Tenant, and all such deductibles will be subject to Landlord’s reasonable approval.

Landlord may, at its reasonable discretion, change the insurance policy limits and forms which are required to be provided by Tenant; such changes will be made to conform with common insurance requirements for similar properties in similar geographic locations. Landlord will not change required insurance limits or forms more often than once per calendar year.
(d)    Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authority and all requirements of Landlord's insurance companies, and shall not directly or indirectly make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage, or may increase the cost of insurance or require additional insurance coverage. In the event of such increase in the cost of insurance or such requirement for additional insurance coverage, Tenant shall reimburse Landlord for the cost thereof.
(e)    Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant or by other tenants), less a commercially reasonable deductible if Landlord so chooses, and (2) commercial general liability insurance in an amount of not less than $3,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Real Property shall be included in Expenses. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder. Any insurance required to be maintained by Landlord may be taken out under a blanket insurance policy or policies covering other buildings, property or insureds in addition to the Building and Landlord. In such event, the costs of any such blanket insurance policy or policies shall be reasonably allocated to the Real Property and the other properties covered by such policy or policies as reasonably determined by Landlord and included as part of Expenses.
22.    Nonwaiver.
No waiver of any condition expressed in this Lease shall be implied by any neglect of either party to enforce any remedy on account of the violation of such condition whether or not such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Without limiting the provisions of Section 10, it is agreed that no receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys. It is also agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any moneys due, and the payment of said moneys shall not waive or affect said notice, suit or judgment.
23.    Estoppel Certificate.
From time to time, Tenant shall furnish to any party designated by Landlord, within ten days after Landlord has made a request therefor (provided that such request is made in connection with an actual or proposed sale, refinancing, or other bona fide transaction related to the Real Estate), a certificate signed by Tenant stating the following, as requested: (a) that this Lease is unmodified and in full force and effect, (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect); (b) the date the Lease commenced and the rent commencement date (if different); (c) whether Tenant has any options to renew or extend the Lease Term or any options, rights of first refusal or rights of first offer to expand the Premises or to purchase the Real Property and whether Tenant has exercised any of those options; (d) whether Tenant has accepted and is now in full possession of the Premises, and whether Tenant has assigned the Lease, sublet all or any portion of the Premises, or otherwise transferred any interest in the Lease or the Premises; Tenant agrees to provide a copy of such assignment, sublease or transfer upon request; (e) the current monthly installments of Base Rent and Additional Rent, the dates to which such rental and other charges have been paid, and that no such rent has been paid for more than 30 days in advance of its due date; (f) the base year(s) or base amount(s), if any, for Tenant's Proportionate Share of Expenses and Taxes; (g) whether Tenant is currently receiving any rental concessions, rebates or abatements and, if so, the terms of such concession, rebate or abatement, including, without limitation, the date when such concession, rebate or abatement will expire; (h) whether Tenant is entitled to any future rent concessions, rebates or abatements under the Lease and, if so, the terms of the future concessions, rebates or abatements; (i) the amount of the Security Deposit or letter of credit paid to or delivered to Landlord; (j) whether Tenant has received any notice of prior sale, transfer assignment, hypothecation or pledge of the Lease or of the rents payable thereunder; (k) that all alterations, improvements, additions, build-outs or construction required to be performed under the Lease have been completed and any required allowances have been paid (or if not completed or paid, stating the nature of the deficiencies); (l) that Tenant is paying rent on a current basis with no offsets or claims, and there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord or of Tenant as is pertinent to the request (or specifying such offsets, claims or defaults, if any are claimed); and (m) such other matters as may be reasonably requested. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, then Landlord may elect to send a second notice, advising Tenant that Tenant’s failure to execute and deliver such documentation within 5 business days after delivery of such second notice will constitute an Event of Default, and if Landlord sends such second notice and if Tenant fails to execute and deliver such documentation within such 5 business days, such failure will constitute an Event of Default.
24.    Tenant Authority to Execute Lease.
In case Tenant is a corporation, Tenant (a) represents and warrants that this Lease has been duly authorized, executed, and delivered by and on behalf of the Tenant and constitutes the valid and binding agreement of the Tenant in accordance with the terms hereof; (b) Tenant shall deliver to Landlord or its agent, concurrently with the delivery of this Lease, executed by Tenant, certified resolutions of the board of directors (and shareholders, if required) authorizing Tenant's execution and delivery of this Lease and the performance of Tenant obligations hereunder; and (c) until Landlord is notified in writing of a substitute therefor, Tenant's Authorized Representative set forth in the Schedule of Significant Terms shall have full power and authority to take action on behalf of and to bind Tenant with respect to all matters relating to this Lease and the Premises.
25.    Real Estate Brokers.
Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than the real estate broker or brokers disclosed in the Schedule of Significant Terms, whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
26.    Notices.
Landlord’s address for delivery of Rent payments will be as follows or at such other place as Landlord may hereafter designate in writing:

The Northwestern Mutual Life Insurance Company
c/o Van Vlissingen and Co.
One Overlook Point , Suite 100
Lincolnshire, IL 60069

Any notice, request, demand, consent, approval, or other communication required or permitted under this Lease must be in writing and shall be deemed to have been given when (a) hand-delivered, effective upon receipt, (b) sent by nationally recognized overnight courier, effective upon on the business day immediately following acceptance by such carrier for next business day delivery, or (c) sent by certified mail, return receipt requested, addressed to the party for whom it is intended at its address set forth in the Schedule of Significant Terms, deposited in the United States Mail, with postage thereon fully prepaid, effective on the day of actual delivery as shown by the addressee's return receipt or the expiration of three (3) business days after the date of mailing, whichever is earlier, or (d) sent by facsimile transmission, effective upon receipt provided that a hard copy is delivered by one of the methods outlined in clauses (a) through (c) above within three (3) days thereafter. Either Landlord or Tenant may add additional addresses or change its address for purposes of receipt of any such communication by giving ten (10) days' prior written notice of such change to the other party in the manner prescribed in this Section 26, but all such addresses must be physical addresses in the continental United State. Tenant is advised and acknowledges that until further notice to Tenant, Van Vlissingen and Co., the present property manager for the Building and agent of Landlord, has authority to execute and deliver notices hereunder to Tenant on behalf of Landlord.
27.    Financial Statements.
During the Term upon request by Landlord, Tenant shall deliver to Landlord Tenant's audited financial statements for the most recently completed fiscal year of Tenant, or if Tenant does not normally prepare audited financial statements, unaudited financial statements for the most recent fiscal year prepared in accordance with generally accepted accounting principles consistently applied and certified as true, correct and complete by the chief financial officer of Tenant. Landlord shall endeavor to ensure that all financial statements furnished by Tenant are kept confidential by Landlord and any Landlord’s Mortgagee or prospective purchaser that may receive the same, and that such statements are used only for the purpose of assessing the credit-worthiness of Tenant as a tenant. Notwithstanding the foregoing provisions of this Section 27 to the contrary, so long as (i) Tenant is a publicly traded corporation listed on Nasdaq under the symbol “ZBRA”; and (ii) Tenant’s annual report and audited financial statements for the most recently completed fiscal year of Tenant are available on Tenant’s website, at http://investors.zebra.com/, or are publicly and readily available from other sources such as the United States Securities and Exchange Commission, then Tenant will not be required to deliver such financial statements to Landlord.
28.    Miscellaneous.
(a)    Each provision of this Lease shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also their respective heirs, legal representatives, successors, and assigns, but this provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge, or subletting contrary to the provisions of Section 13.
(b)    No modification, waiver, or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing and signed by Landlord and Tenant.
(c)    Submission of this instrument for examination shall not constitute a reservation of or option for the Premises or in any manner bind Landlord and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord or the agent of Landlord's beneficiary shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.
(d)    The word "Tenant" whenever used herein shall be construed to mean Tenants or any one or more of them in all cases where there is more than one Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations or other organizations, partnerships, or other entities, or individuals, shall in all cases be assumed as though in each case fully expressed. In all cases where there is more than one Tenant, the liability of each shall be joint and several.
(e)    Clauses, plats, and riders, if any, signed by Landlord and Tenant and endorsed on or affixed to this Lease are part hereof and in the event of variation or discrepancy the duplicate original hereof, including such clauses, plats, and riders, if any, held by Landlord shall control.
(f)    The headings of Sections are for convenience only and do not limit, expand, or construe the contents of the Sections.
(g)    Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer, or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any other provisions contained in this Lease nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
(h)    Time is of the essence of this Lease and of each and all provisions thereof.
(i)    All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the Default Rate. The term "Default Rate" means a rate of interest equal to 10% per annum (the "Fixed Rate"); provided, however, that as to any calendar month for which such interest is being calculated, if the Fixed Rate is less than 400 basis points over the Prime Rate (defined below) in effect on the first day of such calendar month, then the Default Rate for such calendar month will be the Prime Rate in effect on the first day of such calendar month plus 400 basis points; provided, further, that if the Default Rate as calculated above results in an interest rate that is higher than the maximum lawful rate, then the Default Rate will be the maximum lawful rate. For purposes hereof, the "Prime Rate" means the rate of interest announced from time to time by J.P. Morgan Chase, Chicago, Illinois (or any successor), as its "prime rate" or "corporate base rate," changing as and when such rate changes, or if such rate is no longer in existence, then such other "prime rate" as may be designated by Landlord. Additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a late fee equal to the greater of (a) five percent of the delinquent payment, or (b) $250, to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section or elsewhere in this Lease, to the extent they are considered to be interest under applicable law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-calendar month period that Tenant fails to make payment when due, until five (5) business days after Landlord delivers written notice of such delinquency to Tenant.
(j)    The legal invalidity of any provision of this Lease shall not impair or affect in any manner the validity, enforceability, or effect of the rest of this Lease.
(k)    All understandings and agreements, oral or written, heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord (and its beneficiary and their agents) and Tenant.
(l)    This Lease (and amendments to this Lease) may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. Signature pages may be detached from the counterparts and attached to a single copy of this Lease to physically form one document.
(m)    This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.
(n)    TO THE MAXIMUM EXTENT PERMITTED BY LAW, TENANT (ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS) AND LANDLORD EACH, AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. Tenant will not interpose any counterclaim of any kind in any action or proceeding by Landlord to recover possession of the Premises based on nonpayment of rent except for 'compulsory' counterclaims, if any, which would be lost if not raised at such action or proceeding and could not be brought in a separate action or proceeding.
(o)    This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.
(p)    Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.
(q)    To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Building, Tenant shall promptly notify Landlord thereof in writing or via email.
(r)    Landlord may from time to time elect to designate a lock box collection agent (independent agent, bank or other financial institution) to act as Landlord's agent for the collection of amounts due Landlord. In such event the date of payment of rent or other sums paid Landlord through such agent will be the date of agent's receipt of such payment (or the date of collection of any such sum if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment); however, for purposes of this Lease, no such payment or collection will be deemed "accepted" by Landlord if Landlord issues a check payable to the order of the Tenant in the amount sent to the lock box and if Landlord mails the check to the Tenant addressed to the place designated in this lease for notice to Tenant within 21 days after the amount sent by the Tenant is received by the lock box collection agent or if the Landlord returns a dishonored instrument within 21 days of its dishonor. Notwithstanding anything to the contrary in this subsection, Landlord will not invoke its rights under this subsection unless an Event of Default then exists under this Lease. Return of any such sum to Tenant by so sending such a check of the Landlord or by so sending a dishonored instrument to the Tenant within the appropriate 21-day period will be deemed to be rejection of Tenant's tender of such payment for all purposes as of the date of Landlord's lock box collection agent's receipt of such payment (or collection). The return of Tenant's payment in the manner described in this paragraph will be deemed not to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease nor a waiver of any of Landlord's rights or remedies granted in this Lease. The possession of Tenant's funds or negotiation of Tenant's negotiable instrument by Landlord's agent or Landlord during the applicable 21-day period will be deemed not to be a waiver of any defaults of Tenant or any rights of Landlord theretofore accrued nor shall any such possession or negotiation be considered an acceptance of Tenant's tender.
(s)    Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord will not be liable or responsible for, and there will be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, adverse weather conditions not reasonably anticipated, shortages of labor or materials, war, acts of terrorism or bioterrorism, governmental laws, regulations or restrictions, inability to obtain necessary governmental permits and approvals (including building permits or certificates of occupancy), inability to obtain necessary approvals by any applicable property association or its board of directors, financing, or any other cause whatsoever beyond the reasonable control of Landlord.
(t)    Nothing contained in this Lease will be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, will be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. This Lease is made for the sole benefit of Landlord and Tenant and, in the case of Sections 18 and 19, Landlord's Mortgagee, and their respective successors and assigns (subject to the limitations on assignment set forth above), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Lease. Whether or not either party hereto elects to employ any or all the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party's actions or omissions pursuant hereto or otherwise in connection with this Lease or the transactions contemplated hereby.
(u)    This Lease does not create, nor will Tenant have, any express or implied easement for or other rights to air, light or view over or about the Real Property or any part thereof.
(v)    The section or subsection headings are used for convenience of reference only and do not define, limit or extend the scope or intent of the sections.
(w)    Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of this Lease to its attorneys, accountants, employees and existing or prospective financial partners, or if required by Law or court order, provided, except to the extent that such disclosure is required by Law or court order, all parties to whom Tenant is permitted hereunder to disclose such terms and conditions are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.
29.    Landlord's Authority and Quiet Enjoyment.
Landlord covenants and represents that it has full and complete authority to enter into this Lease under all of the terms, conditions, and provisions set forth herein. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease and all matters of record as of the date of this Lease which are applicable to the Premises.
30.    Landlord.
The term "Landlord" as used in this Lease means only the owner or owners at the time being of the Building so that in the event of any assignment, conveyance, or sale, once or successively, of the Building, or any assignment of this Lease by Landlord, said Landlord making such sale, conveyance, or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale, conveyance, or assignment, and Tenant agrees to look solely to such purchaser, grantee, or assignee with respect thereto. This Lease shall not be affected by any such assignment, conveyance, or sale, and Tenant agrees to attorn to the purchaser, grantee, or assignee.
31.    Title and Covenant Against Liens.
The Landlord's title is and always shall be paramount to the title of the Tenant and nothing in this Lease contained shall empower the Tenant to do any act which can, shall, or may encumber the title of the Landlord. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed upon or against the Real Property, the Land, the Building, or the Premises or against the Tenant's leasehold interest in the Premises and, in case of any such lien attaching, to immediately pay and remove same. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law, or otherwise, to attach to or be placed upon the Real Property, Land, Building, or Premises, and any and all liens and encumbrances created by Tenant shall attach only to Tenant's interest in the Premises. If any such liens so attach and Tenant fails to pay and remove same within ten (10) days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the rate set forth in Section 28(i) hereof for amounts owed Landlord by Tenant. Such sums shall be deemed to be additional rent due and payable by Tenant at once without notice or demand. Tenant shall defend, indemnify and hold harmless Landlord and Landlord Parties from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.
32.    Intentionally Omitted.
33.    Parking.
During the Term, Tenant will have the non-exclusive use in common with Landlord, other tenants of the Building, their guests and invitees, of the non-reserved common automobile parking areas, driveways, and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord.

Tenant's use (including such use by Tenant’s servants, employees, customers, invitees and guests) of the Building's parking areas (including, without limitation, unassigned parking and any assigned parking now or hereafter granted to Tenant from time to time) may not exceed 3.5 parking spaces per 1,000 rentable square feet in the Premises. No specific designated parking spaces will be assigned to Tenant unless otherwise agreed by Landlord and Tenant in writing. Landlord will have the right to reserve parking spaces as it elects and condition use thereof on such terms as it elects. Based on the rentable area of the initial Premises (230,870 rsf), Tenant’s initial maximum parking allocation will be 808 parking spaces. If Landlord reasonably determines that Tenant is exceeding its parking ratio, and such situation occurs or continues after Landlord so notifies Tenant, then Landlord may elect, in its sole and absolute discretion, to implement one or more parking controls, such as, without limitation, cordoning off a section of the parking area and reserving it for one or more tenants being negatively affected by Tenant’s excessive parking use, and in such event Tenant will reimburse Landlord for Landlord’s actual out-of-pocket costs incurred in connection therewith.

Irrespective of whether Landlord initiates parking management controls as discussed below, Tenant shall not use, or permit or suffer Tenant Parties to use in the aggregate, more than the number of parking spaces allocated to Tenant as set forth above. Tenant shall not use, or permit or suffer Tenant Party to use, any parking spaces associated with Two Overlook Point. In addition to Landlord’s other rights and remedies (all of which will be cumulative), Landlord may elect at any time, in its sole and absolute discretion, with 30 days’ prior written notice to Tenant, to institute parking controls such as, without limitation (and without obligation), parking stickers or permits, parking cards with gated access, or assigned parking spaces or assigned parking sections. If Landlord initiates parking controls, then Landlord will issue to Tenant such parking stickers, permits, cards, or other evidence of parking rights or means of parking access corresponding to the number of parking spaces allocated to Tenant pursuant to this Section 33. In addition to Landlord’s other rights and remedies (all of which will be cumulative), Landlord may enforce such parking restrictions and limitations through such means as Landlord may elect, such as, without limitation, the following, as to any vehicle of a Tenant Party exceeding Tenant’s allocated parking, or as to any vehicle not displaying the required parking permit evidence: placing a warning sticker on the window of the vehicle; a charge of $100 per space per day or partial day (which amount is to be paid by Tenant as additional rent within 30 days after receipt of invoice from time to time); booting offending vehicles; and towing offending vehicles.

All such parking shall be subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Tenant, its servants, employees, customers, invitees, and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes, no parking zones, driving speed zones and designated reserved, visitor and handicapped spaces, and when parking, always park between the designated lines. If required by Landlord, Tenant shall cause its servants, employees, customers, invitees and guests who utilize the Tenant's allotted parking spaces, to display stickers or decals provided by Landlord in their vehicles. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no parking zone, or designated visitor, reserved or handicapped area, or any vehicle that does not display a sticker or decal if required by Landlord.

Landlord will not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Building's parking areas, or for vandalism to automobiles occurring in the Building's parking areas, it being agreed that, to the fullest extent permitted by law, the use of the Building's parking areas will be at the sole risk of Tenant and its employees. Landlord will have the right to temporarily close the Building's parking areas to perform necessary repairs, maintenance and improvements to the parking areas.

34.    Intentionally Omitted (Security Deposit).
35.    Exculpatory Provisions.
It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings, and agreements herein made on the part of any Landlord while in form purporting to be the representations, warranties, covenants, undertakings, and agreements of such Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings, and agreements by such Landlord or for the purpose or with the intention of binding such Landlord personally, but are made and intended for the purpose only of subjecting such Landlord's interest in the Building, the Land and the Premises to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by any Landlord (or default through, under, or by any of its beneficiaries, or agents or representatives of said beneficiaries), the Tenant shall look solely to the interests of such Landlord in the Building and Land; that no Landlord nor any of its members or beneficiaries shall have any personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained and no liability or duty shall rest upon any Landlord which is a land trust to sequester the trust estate or the rents, issues, and profits arising therefrom, or the proceeds arising from any sale or other disposition thereof; that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, Landlord, Landlord's members, officers, directors, agents or employees, or any beneficiaries under any land trust which may become the owner of the Land or Building, on account of this Lease or on account of any representation, warranty, covenant, undertaking, or agreement of Landlord in this Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through, or under Tenant; and that this Lease is executed and delivered by the undersigned Landlord not in its own right, but solely in the exercise of the powers conferred upon it as such Trustee. Landlord and Tenant hereby acknowledge that Van Vlissingen and Co. is acting as agent and property manager of Landlord only. Van Vlissingen and Co. shall not be held liable to Tenant for the fulfillment or non‑fulfillment of any of the terms and conditions of this Lease or for any action or proceedings that may be taken by Landlord against Tenant.
36.    Prohibited Persons and Transactions.
Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.
37.    Electronic Services.
(a)    Tenant’s Lines. Tenant may, in a manner consistent with the provisions and requirements of this Lease, install, maintain, replace, remove or use any communications or computer or other electronic service wires, cables and related devices (collectively the “Lines”) at the Building in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written consent, which consent may be conditioned as required by Landlord, (b) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, and (c) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines that are installed in violation of these provisions. Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void.
(b)    Definition of Electronic Services. As used herein “Electronic Services Provider” means a business which provides telephone, telegraph, telex, video, other telecommunications or other services which permit Tenant to receive or transmit information by the use of electronics and which require the use of wires, cables, antennas or similar devices in or on the Building. The services of Electronic Services Providers are sometimes referred to herein as “Electronic Services.”
(c)    No Right to Specific Services. Landlord shall have no obligation (i) to install any Electronic Services equipment or facilities, (ii) to make available to Tenant the services of any particular Electronic Services Provider, (iii) to allow any particular Electronic Services Provider access to the Building, (iv) to continue to grant access to an Electronic Services Provider once such provider has been given access to the Building. Landlord may (but shall not have the obligation to): (x) install new Lines at the property, (y) create additional space for Lines at the property, and (z) adopt reasonable and uniform rules and regulations with respect to Lines.
(d)    Limitation of Landlord’s Responsibility. Tenant acknowledges and agrees that all Electronic Services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s Electronic Services equipment shall be and remain solely in the Tenant’s premises and the telephone closet(s) on the floor(s) on which the Tenant’s premises is located, in accordance with rules and regulations adopted by Landlord from time to time. Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant’s Electronic Services equipment, including Lines; nor for any Lines or other infrastructure to which Tenant’s Electronic Services equipment may be connected. Tenant agrees that, to the extent any Electronic Services are interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its own expense to obtain substitute service. Except to the extent arising from the intentional or grossly negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant’s requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the property. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.
(e)    Necessary Service Interruptions. Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off Electronic Services facilities in the event of emergency or as necessary in connection with maintenance, repairs or construction at the Building or installation of Electronic Services equipment for other tenants of the Building or on account of violation by the Electronic Services Provider or owner of the Electronic Services equipment of any obligation to Landlord or in the event that Tenant’s use of the Electronic Services infrastructure of the Building materially interferes with the Electronic Services of other tenants of the Building. The costs incurred by Landlord in connection with such interruption or turning off of Electronic Services will be borne by Landlord (unless and except to the extent that the same may be included in Expenses) unless such interruption or turning off of Electronic Services is necessary or appropriate due to any breach or default by Tenant or its Electronic Services provider.
(f)    Removal of Equipment and Other Facilities. Any and all Electronic Services equipment installed in the Tenant’s Premises or elsewhere in the Building by or on behalf of Tenant, shall be removed prior to the expiration or earlier termination of the Lease term, by Tenant at its sole cost; if Tenant fails to do so, then Landlord may, at Landlord’s election but without obligation, remove the same at Tenant’s sole cost, with the cost thereof to be paid as additional rent. However, Tenant will not be required to remove its Lines from the Premises so long as each end of each such Line is terminated with a connector (and not just snipped off) and labeled.
(g)    New Provider Installations. In the event that Tenant wishes at any time to utilize the services of an Electronic Services Provider whose equipment is not then servicing the Building, no such Electronic Services Provider shall be permitted to install its Lines or other equipment within the Building without first securing the prior written approval of the Landlord. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the Electronic Services Provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no current expense or risk or future expense whatsoever with respect to any aspect of the Electronic Services Provider’s provision of its Electronic Services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the Electronic Services Provider, the Electronic Services Provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the Electronic Services Provider; (iii) the Electronic Services Provider agrees to abide by such rules and regulations, Building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants in the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to proposed alterations as described in Section 6 of this Lease; (iv) Landlord reasonably determines that, considering other potential uses for space in the Building, there is sufficient space in the Building for the placement of all of the provider’s equipment, conduit, Lines and other materials; (v) the Electronic Services Provider agrees to abide by Landlord’s requirements, if any, that provider use existing Building conduits and pipes or use Building contractors (or other contractors approved by Landlord); (vi) Landlord receives from the Electronic Services Provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the Electronic Services Provider’s equipment, for the fair market value of an Electronic Services Provider’s access to the Building, for the use of common or core space within the Building and the costs which may reasonably be expected to be incurred by Landlord; (vii) the provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (viii) all of the foregoing matters are documented in a written license agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord. Landlord may at any time and without notice require that any wires or cables that Tenant desires to have installed in the Building risers be installed at Tenant’s cost by the riser management company (if any) then engaged by Landlord for such purpose.
(h)    Limit of Default or Breach. Notwithstanding any provision of the preceding paragraphs to the contrary, the refusal of Landlord to grant its approval to any prospective Electronic Services Provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted recklessly or maliciously with respect to Tenant’s request for approval, and in that event, Tenant shall still have no right to terminate the Lease or claim an entitlement to rent abatement, but may as Tenant’s sole and exclusive recourse seek a judicial order of specific performance compelling Landlord to grant its approval as to the prospective provider in question. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or other Electronic Services Provider shall be deemed a third party beneficiary of this Lease.
(i)    Installation and Use of Wireless Technologies. Tenant shall not utilize any wireless Electronic Services equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Tenant’s premises, within the Building or attached to the outside walls or roof of the Building, without Landlord’s prior written consent. Such consent may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Building, and the other tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.
(j)    Limitation of Liability For Equipment Interference. In the event that Electronic Services equipment, Lines and facilities or satellite and antennae equipment of any type installed by or at the request of Tenant within the Tenant’s premises, on the roof, or elsewhere within or on the Building causes interference to equipment used by another party outside of the Premises, and if such other party’s equipment (with which Tenant’s equipment interferes) was installed before the installation of Tenant’s interfering equipment, Tenant shall cease using such equipment, Lines and facilities or satellite and antennae equipment (as the case may be) until the source of the interference is identified and eliminated and Tenant shall assume all liability related to such interference. Tenant shall cooperate with Landlord and other parties, to eliminate such interference promptly. In the event that Tenant is unable to do so, Tenant will substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall, at Landlord’s sole discretion, remove such equipment. Landlord will include in all other leases of space in the Building entered into after the date of this Lease, a provision obligating such tenants to prevent their Electronic Services equipment from interfering with pre-existing Electronic Services equipment of other tenants.
38.    Hazardous Materials.
(a)    For purposes of this Lease, "hazardous materials" means any explosives, radioactive materials, petroleum products, hazardous wastes, or hazardous substances, including without limitation substances defined as "hazardous substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601‑9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801‑1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901‑6987; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, or substances now or at any time hereafter in effect (collectively, "hazardous materials laws").

(b)    Tenant shall not cause or permit the storage, use, generation, or disposition of any hazardous materials in, on, or about the Premises or the Project by Tenant, its agents, employees, or contractors or invitees. Tenant shall not permit the Premises to be used or operated in a manner that may cause the Premises or the Project to be contaminated by any hazardous materials in violation of any hazardous materials laws or result in the diminution of the value of the Building or Project or degradation of structural materials of the Premises. Tenant shall immediately advise Landlord in writing of (1) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any hazardous materials laws relating to any hazardous materials affecting the Premises; and (2) all claims made or threatened by any third party against Tenant, Landlord, or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any hazardous materials on or about the Premises. Without Landlord's prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any hazardous materials in, on, or about the Premises.

(c)    Tenant shall be solely responsible for and will defend, indemnify and hold Landlord, its agents, and employees harmless from and against all claims, costs, and liabilities, including attorneys' fees and costs, arising out of or in connection with Tenant's breach of its obligations in this Section 38. Tenant will be solely responsible for and will defend, indemnify, and hold Landlord, its agents, and employees harmless from and against any and all claims, costs, and liabilities, including attorneys' fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Premises and any other property of whatever nature located on the Project to their condition existing prior to the default. Tenant's obligations under this Section 38 will survive the expiration or other termination of this Lease.

39.    Intentionally Omitted.
40.    Allowance Offset.
“Landlord Allowance Default” under this Lease means failure by Landlord to pay or disburse the Allowances or any portion thereof to Tenant or to the escrowee described in the Work Letter within 30 days after written notice from Tenant of failure to pay or disburse the same on the due date. Without limiting other remedies provided for or granted elsewhere in this Lease, if a Landlord Allowance Default occurs, Tenant shall have any rights and remedies available at law or in equity, and in addition Tenant will have the right to set off against amounts due from Tenant to Landlord hereunder the amount owed by Landlord (a) with respect to which Landlord has not, by the end of such 30-day period, sent a notice of dispute as set forth below in this Section 40, or (b) the amount of any final, non-appealable judgment entered against Landlord in favor of Tenant in connection with Landlord’s failure to pay or disburse such Allowances, if Landlord fails to satisfy the same when due. If Landlord, in good faith, believes that the Allowances are not due or that the conditions to disbursement have not been fulfilled, Landlord will so notify Tenant and will nevertheless pay the amount not in dispute prior to expiration of the 30-day period set forth above in this Section 40. Any such amount which Tenant may elect to set off hereunder shall be applied to the next payments due Landlord hereunder so as to apply such amount as soon as possible. Except as expressly set forth in this Section 40, and except as otherwise expressly provided in this Lease, Tenant will have no right to set off any amounts against rent due under this Lease.
41.    Building Monument Sign.
Landlord agrees that, subject to the terms and conditions set forth in this Section 41, Tenant will have the right, at Tenant’s sole cost and expense, to install a multi-tenant monument sign in a location on the Land reasonably designated by Landlord and reasonably approved by Tenant (the “Building Monument Sign”), and in such event, Tenant will be permitted to attach a sign (“Tenant’s Sign Panel”) consisting of Tenant’s name and corporate logo on the top slot allocated to tenants, in each case subject to all applicable governmental laws, rules and regulations. Tenant acknowledges that this right is nonexclusive, and that Landlord may grant the right to other tenants to install signage on other slots of such Building Monument Sign. Tenant will be responsible for all costs in connection with Tenant’s Sign Panel, including, without limitation, the cost of design, construction, maintenance, operation and removal at the end of the Term. Tenant’s Sign Panel and the design and appearance thereof will and subject to the prior written approval by Landlord, which approval will not be unreasonably withheld or delayed However, Tenant may apply a portion of the Allowance toward Tenant’s reasonable, actual out-of-pocket costs incurred with respect to the initial construction and installation of the Building Monument Sign and the initial design, purchase, and installation of Tenant’s Sign Panel. The following terms and conditions will apply to the Building Monument Sign:

(a)    Within a reasonable time after mutual execution and delivery of this Lease, Landlord will, with consideration of Tenant’s input, prepare, at Landlord’s cost, prepare preliminary renderings of the Building Monument Sign consistent with the Sign Criteria set forth in Exhibit F for Tenant’s approval, which approval by Tenant will not be unreasonably withheld, conditioned, or delayed. Landlord will reasonably consider Tenant’s input on such design, but Landlord will have the right to approve or disapprove any changes to such design. Once the parties have agreed upon such preliminary design, Landlord will, at Landlord’s cost, have final plans and specifications prepared, conforming to the agreed upon renderings (the “Approved Monument Sign Plans”).

(b)    Landlord provide Tenant with a sufficient number of copies of the Approved Monument Sign Plans, and Tenant, at Tenant’s cost, will seek approval of all federal, state and local governmental and quasi-governmental authorities having jurisdiction over the Building. Tenant’s inability or failure to obtain any such permits, approvals or licenses, or the expiration or cancellation of the same, and the resulting inability of Tenant to install or maintain the Building Monument Sign, will not invalidate this Lease or reduce Tenant’s obligations under this Lease.

(c)    Upon Tenant’s receipt of all applicable permits and approvals as described above for the installation of the Building Monument Sign, Tenant will cause the Building Monument Sign to be installed in accordance with the Approved Monument Sign Plans, and such permits and approvals,. Such installation will be performed pursuant to the Work Letter as part of the Tenant Work, and subject to the provisions set forth in this Section and in Exhibit F for the preparation of the plans and specifications for the Building Monument Sign, such installation will be performed pursuant to the Work Letter.

(d)    After Tenant’s final completion of the installation of such Building Monument Sign, and Landlord’s acceptance of such installation, this Lease will constitute a bill of sale whereby Tenant conveys to Landlord title to the Building Monument Sign (which conveyance will be with warranty of title but otherwise without representation or warranty), whereupon Landlord will undertake to repair and maintain the Building Monument Sign (but not Tenant’s Sign Panel) for the remainder of the Term, which costs will be included in Expenses.

(e)    Tenant may not make any alterations or modifications to the Building Monument Sign after installation thereof, without Landlord’s prior written approval.

(f)    The Building Monument Sign must comply with the Sign Criteria set forth in Exhibit F.

(g)    The name to be displayed on Tenant’s Sign Panel will be either of the following, as Tenant may elect: “Zebra Technologies Corporation” or “Zebra Technologies”. If Tenant changes its name, Landlord will not unreasonably refuse to permit Tenant to replace the name on Tenant’s Sign Panel with Tenant’s new name so long as such name is befitting of a Class A office building.

(h)    During the Term, Tenant’s Sign Panel will be in the top position of those slots on the Building Monument Sign provided for tenants.

42.    Hewitt Second Amendment.
Landlord’s obligations under this Lease are conditioned upon the execution and delivery by Landlord and Hewitt, in their respective sole and absolute discretion, of the Hewitt Second Amendment (as defined in the Recitals), mutually acceptable to such parties in their sole and absolute discretion, pursuant to which, among other things, Landlord would have the right to terminate the Hewitt Lease solely as to all or portions of the space leased thereunder but which is not included in the Premises under this Lease. If, for any reason or no reason, Landlord or Hewitt (or both) fails to execute and deliver to the other the Hewitt Second Amendment on or before November 15, 2013 (the "Execution Deadline"), Landlord may terminate this Lease by notice to Tenant given at any time after the Execution Deadline but prior to execution and delivery by Landlord and Hewitt of the Hewitt Second Amendment.

43.    Right of First Offer.
(a)    For purposes of this Section, "Potential Offer Space" means all rentable space on the 5th floor of the Building, as depicted on Exhibit I. The Potential Offer Space is mutually stipulated to contain 52,388 rentable square feet.

(b)    Subject to the provisions set forth hereinafter, Tenant will have a right of first offer (the “Right of First Offer”) to lease from Landlord the Potential Offer Space. The provisions of this Section will apply to all or any of the Potential Offer Space as all or any of the Potential Offer Space may become available for lease on or after the date hereof, subject and subordinate to any extensions or renewals of existing leases of Potential Offer Space; provided, however, that Landlord hereby represents that no tenant of the Building has any expansion or renewal rights or options on the Potential Offer Space other than any such rights as may exist under the Hewitt Lease (including the Hewitt Second Amendment). In each instance, in this Section, in which Tenant’s Right of First Offer is stated to be subordinate to a renewal option or extension option, such Right of First Offer will be deemed subordinate to any renewal or extension (of the lease to the tenant holding such renewal or extension option) having a term reasonably comparable to the term allowed by such renewal or extension option regardless of whether such renewal or extension is strictly in accordance with such option, regardless of whether any or all of the conditions to the exercise of such option are met, and regardless of whether such option is actually or formally exercised. Tenant may not exercise its rights under this Section 43 as to less than all of the Potential Offer Space offered by Landlord.

(c)    If any portion of the Potential Offer Space becomes available (as described above and subject to the limitations and exceptions set forth above), then before leasing such space to third parties, Landlord will offer to Tenant the right to lease such available Potential Offer Space pursuant to this Right of First Offer. Landlord will make such offer to Tenant in a written notice (the "Offer Notice"). The Potential Offer Space offered in an Offer Notice is referred to herein as “Offer Space”. However, Landlord will not deliver an Offer Notice on any particular Potential Offer Space unless and until Landlord has received a written counter offer for such space from a bona fide prospective tenant, provided in response to a lease proposal from Landlord issued as a result of a written request for proposal from such bona fide prospective tenant. Any such offer by Landlord to any such prospective tenant (and the resulting offer of such space to Tenant under an Offer Notice, should Landlord receive a written counter offer as described above), may include all or such portions of the Potential Offer Space as Landlord may elect. Landlord may deliver an Offer Notice at any time after the date hereof. The fact that the Offer Space may then be leased to Hewitt pursuant to the Hewitt Lease will not be a factor in determining whether such Offer Space is, or will become, available for lease; it being understood that Landlord’s ability to exercise the Hewitt Lease Landlord Recapture Right will suffice to make such space available or potentially available in the event that an offer from a bona fide prospective tenant has been received as set forth above.

(d)    The provisions of this Section 43(d) will apply only to Landlord’s offer of Potential Offer Space under a Landlord’s Offer Notice delivered before February 16, 2017:

If Landlord gives such Offer Notice to Tenant, then the Offer Notice will specify that Landlord is offering such space to Tenant on the same terms and conditions set forth in this Lease as applicable to the initial Premises (excluding lower level) except as otherwise set forth in this Section. The expiration date of the Term in respect of such Offer Space will be coterminous with the Expiration Date for the initial Premises. If Tenant exercises the Right of First Offer with respect to Offer Space, (i) the Base Rent for such Offer Space initially will be at the same rate per rentable square foot as then applies to the initial Premises (excluding lower level), and thereafter will be at the same rate per rentable square foot as the rate per rentable square foot for the initial Premises (excluding lower level), increasing from time to time as the rate per rentable square foot for the initial Premises increases; (ii) the rent abatement set forth in Section 1(b) will apply to the Offer Space; (iii) the Allowance will not apply to the Offer Space, but Landlord will grant to Tenant a leasehold improvement allowance calculated as follows: $45 multiplied by the number of rentable square feet in such Offer Space, which allowance would be applied toward Tenant’s initial leasehold improvements (upon which Landlord and Tenant must mutually agree) to the Offer Space; (iv) the Additional Allowance will not apply to Offer Space; and (v) the Term of Tenant’s lease of such Offer Space will commence (subject to the provisions of Section 43(j)) upon the earliest to occur of the following but not before March 1, 2017: (A) the 10th day after Tenant’s substantial completion of Tenant's initial leasehold improvements to such Offer Space; (B) the date on which Tenant begins occupying such Offer Space for the conduct of business; and (C) the 120th day after Landlord's delivery to Tenant of possession of such Offer Space, and will expire on the Expiration Date of the initial Term for the initial Premises (subject to renewal as set forth in Sections 44 and 45). The allowance described in this subparagraph will be governed by and disbursed in accordance with a work letter prepared by Landlord that will be in the form of Landlord's then standard work letter for performance of work by the tenant with an allowance, which work letter will be comparable to the work letter attached hereto as Exhibit D (excluding the Additional Allowance, and except that Tenant’s work will not include common area improvements); provided, however, that the disbursement provisions set forth in Section 3.3 of the Work Letter attached hereto as Exhibit D will apply thereto, and in no event will Landlord be obligated to disburse any portion of such allowance before March 1, 2017. Landlord’s lease of the Offer Space to Tenant will be as-is. All costs of leasehold improvements in excess of such allowance will be borne by Tenant.

(e)    The provisions of this Section 43(e) will apply only to Landlord’s offer of Potential Offer Space under a Landlord’s Offer Notice delivered before on or after February 16, 2017:

If Landlord gives such Offer Notice to Tenant, then the Offer Notice will specify that Landlord is offering such space to Tenant on the same terms and conditions set forth in this Lease as applicable to the initial Premises except as otherwise set forth in this Section. The expiration date of the Lease Term in respect of such Offer Space will be coterminous with the Expiration Date for the initial Premises. If Tenant exercises the Right of First Offer with respect to Offer Space, (i) the Base Rent for such Offer Space will be at the Fair Market Rent (as defined in Exhibit H), as determined by Landlord; (ii) the rent abatement set forth in Section 1(b) will not apply to the Offer Space; (iii) Landlord will grant to Tenant a leasehold improvement allowance per rentable square foot of space in the applicable portion of the Offer Space equal to the Fair Market Allowance (as defined in Exhibit H), which Fair Market Allowance would be applied toward Tenant’s initial leasehold improvements (upon which Landlord and Tenant must mutually agree) to the Offer Space; and (iv) the Term in respect of such Offer Space will commence upon Landlord's delivery to Tenant of such Offer Space, and will expire on the Expiration Date on the Expiration Date of the initial Term for the initial Premises (subject to renewal as set forth in Sections 44 and 45). The allowance described in this subparagraph will be governed by and disbursed in accordance with a work letter prepared by Landlord that will be in the form of Landlord's then standard work letter for performance of work by the tenant with an allowance, which work letter will be comparable to the work letter attached hereto as Exhibit D (excluding the Additional Allowance, and except that Tenant’s work will not include common area improvements). Landlord may take into account Tenant’s creditworthiness in determining the disbursement terms and scheduling for the Fair Market Allowance. Landlord’s lease of the Offer Space to Tenant will be as-is. All costs of leasehold improvements in excess of such allowance will be borne by Tenant.

The following provisions will apply to all Offer Space except as otherwise noted.

(f)    Within 10 business days after the effective date of Landlord’s Offer Notice, Tenant will deliver to Landlord a binding notice ("Tenant’s ROFO Response Notice") in which Tenant elects (i) to lease the Offer Space and to accept the terms set forth in Landlord’s Offer Notice; (ii) to lease the Offer Space but to dispute Landlord’s terms as set forth in the Offer Notice, in which event the dispute will be resolved pursuant to Exhibit J; or (iii) not to lease such Offer Space If Tenant fails to give such notice within such time, Tenant will irrevocably be deemed to have elected not to lease such Offer Space. After Tenant delivers its binding notice exercising the Right of First Offer (and, if applicable, after completion of the dispute resolution process), Landlord will prepare and deliver to Tenant an amendment to this Lease reflecting the terms of such exercise and such expansion, but Landlord's failure to deliver the same, or Landlord's or Tenant's failure or refusal to execute and deliver such amendment, will not affect the validity or enforceability of Tenant's exercise of the Right of First Offer. Time is of the essence with respect to the giving of Tenant’s exercise notices. If Tenant accepts Landlord's offer, Tenant must accept all of the Offer Space then being offered by Landlord, and may not exercise its right with respect to only part of such space.

(g)    If Tenant at any time declines (or fails to timely accept) any Offer Space offered by Landlord, Tenant's Right of First Offer on such Offer Space will be null and void, and Landlord will be free to lease such Offer Space described in the Offer Notice to any prospective tenant on any terms and conditions, regardless of whether the same as or different from that set forth in the Offer Notice; provided, however, that if Landlord leases such Offer Space and such lease expires or terminates and the tenant vacates the Offer Space, then Tenant’s Right of First Offer on such Offer Space will be reinstated.

(h)    The foregoing Right of First Offer may not be severed from this Lease or separately sold, assigned or transferred and is subject to the following additional conditions, namely: (i) that on the date that Tenant delivers notice of its election to exercise its Renewal Option, and at the commencement of the Renewal Term, no Event of Default exists; (ii) that Tenant has not assigned the Lease (other than to Permitted Transferees); and (iii) that on the date that Tenant delivers notice of its election to exercise its Right of First Offer, Tenant and its Permitted Transferees occupy at least 75% of the Premises. Each of the foregoing conditions is waivable by Landlord in Landlord’s sole and absolute discretion.

(i)    Landlord will not exercise the Hewitt Lease Landlord Recapture Right (as defined in the Recitals) as to any rentable space in the Building not included in the Zebra Sublease Premises (as defined in the Recitals) unless and until Landlord has first delivered to Tenant an Offer Notice for such space, and Tenant has declined to exercise (or failed to exercise timely) the Right of First Offer for such space. If Landlord delivers an Offer Notice pursuant to Section 43(d) on Offer Space and Tenant does not exercise timely its Right of First Offer for such Offer Space, Tenant agrees that Tenant will not and may not exercise the Zebra Sublease Expansion Right as to such Offer Space (or any portion thereof), and may not otherwise sublease such Offer Space (or any portion thereof) from Hewitt, for a period of 270 days from the deadline (as set forth above) for delivering Tenant’s ROFO Response Notice as to such Offer Notice; in such event if Landlord exercises the Hewitt Lease Landlord Recapture Right as to such Offer Space before the expiration of such 270-day period, Tenant’s Right of First Offer on such Offer Space will be null and void (subject to the provisions of Section 43(g) above), but if Landlord does not exercise the Hewitt Lease Landlord Recapture Right as to such Offer Space before the expiration of such 270-day period, then nothing in this Section 43(i) will prohibit Tenant from thereafter exercising the Zebra Sublease Expansion Right as to such Offer Space (and if Tenant exercises such Zebra Sublease Expansion Right, then the provisions of Section 43(j) below will apply). If, however, Tenant does exercise its Right of First Offer as to Offer Space in response to Landlord’s Offer Notice delivered pursuant to Section 43(d), then Tenant’s lease of such Offer Space under this Lease will be in accordance with Section 43(d), and if Tenant desires to have the use of such Offer Space before the Commencement Date of this Lease, Tenant will sublease the same from Hewitt by exercising the Zebra Sublease Expansion Option pursuant to the Zebra Sublease.

(j)    If (subject to the restrictions set forth in Section 43(i) above) the Zebra Sublease Premises under the Zebra Sublease are expanded pursuant to the Zebra Sublease Expansion Option (or otherwise pursuant to agreement between Tenant and Hewitt) (“Sublease Expansion Space”), then automatically Landlord will be deemed to have delivered an Offer Notice for such space, and Tenant will be deemed to have delivered Tenant’s ROFO Response Notice exercising Tenant’s Right of First Offer as to such space, on the terms set forth in Section 43(d), such that such Sublease Expansion Space will be included automatically in the Premises during the Lease Term on the terms set forth in Section 43 (i.e., Section 43(d)). The foregoing provisions of this Section 43(j) will apply even if Landlord previously delivered to Tenant, prior to the Commencement Date of this Lease, an Offer Notice for such Sublease Expansion Space but Tenant declined to exercise or failed to exercise timely the Right of First Offer therefor, except to the extent that Tenant was prevented from exercising the Zebra Sublease Expansion Option pursuant to Section 43(i) above.

44.    Options to Renew.
Subject to the provisions set forth below, the Lease Term may be renewed, at the option of Tenant (each, a "Renewal Option"), for two (2) additional period of 60 months each (each, a “Renewal Term” and together the “Renewal Terms”). Each Renewal Term will be upon the same terms, covenants and conditions contained in this Lease, except (i) the rent abatement rights and leasehold improvement allowances granted under this Lease will not apply to the Renewal Term; (ii) Section 42 (Hewitt Second Amendment) will not apply during the Renewal Term; (iii) the Work Letter attached hereto will not apply to the Renewal Term; and (iv) the Base Rent due for such Renewal Term will be as set forth in this Section. Any reference in the Lease to the “Term” will be deemed to include the Renewal Terms (to the extent that Tenant exercises the corresponding Renewal Option) and apply thereto, unless it is expressly provided otherwise. Tenant will have no renewal option beyond the aforesaid two 60-month periods.

(a)    The Base Rent during each Renewal Term for the Premises will be at a rate equal to the then Fair Market Rent (as defined in Exhibit H), as determined by Landlord, and for a term equal or comparable to such Renewal Term. Tenant’s obligation to pay Tenant’s Proportionate Share of Taxes and Expenses will continue during the Renewal Terms. Tenant’s obligation to pay any Monthly Existing Gen Replacement Amortization pursuant to Section 46 will continue during the Renewal Terms.

(b)    If Tenant exercises a Renewal Option, Landlord will grant to Tenant a leasehold improvement allowance equal to the Fair Market Allowance (as defined in Exhibit H), as determined by Landlord, which Tenant may apply toward Tenant’s leasehold improvements (upon which Landlord and Tenant must mutually agree) to the Premises. All costs of such leasehold improvements in excess of such allowance will be borne by Tenant. Such leasehold improvements will be performed by Tenant, and such allowance will be disbursed by Landlord, subject and pursuant to Landlord’s then standard form of work letter under which Tenant performs the work using an allowance, which work letter will be prepared by Landlord and substantially comparable to the Work Letter attached hereto as Exhibit D (excluding the Additional Allowance, and except that Tenant’s work will not include common area improvements). Except as otherwise expressly set forth in this Section 44, Tenant will be deemed to have accepted the renewed Premises in “as-is” condition as of the commencement of the Renewal Term, and except as otherwise expressly set forth in this Section 44, Landlord will have no additional obligation to improve, renovate or remodel the Premises or any portion of the Building or provide any allowance therefor as a result of Tenant’s exercise of its Renewal Option.

(c)    In order to exercise its first Renewal Option, Tenant must first deliver an initial nonbinding notice to Landlord no later than 45 days before, and no earlier than 120 days before, the applicable Renewal Exercise Deadline (defined below), in which Tenant expresses its intention to exercise or interest in exercising such Renewal Option and requesting Landlord's determination of Fair Market Rent and Fair Market Allowance. Within 30 days thereafter, Landlord will notify Tenant (“Landlord’s Renewal Notice”) of Landlord’s calculation of the Fair Market Rent and Fair Market Allowance for the Premises, which calculation will reflect the market rate that would be payable per annum for a term commencing on the first day of the first Renewal Term. If Tenant fails to give its initial nonbinding notice when due as provided in this Section 44(c), then both Renewal Options will be null and void. For purposes hereof, the “Renewal Exercise Deadline” for the first Renewal Option means the date that is 12 months before the Expiration Date of the initial Term; and for the second Renewal Option means the date that is 12 months before the Expiration Date of the first Renewal Term.

(d)    If Tenant exercises its first Renewal Option, then Tenant will have the second Renewal Option as described above. In order to exercise its second Renewal Option, Tenant must first deliver an initial nonbinding notice to Landlord no later than 45 days before, and no earlier than 120 days before, the applicable Renewal Exercise Deadline (defined above), in which Tenant expresses its intention to exercise or interest in exercising such Renewal Option and requesting Landlord's determination of Fair Market Rent and Fair Market Allowance. Within 30 days thereafter, Landlord will deliver Landlord’s Renewal Notice setting forth Landlord’s calculation of the Fair Market Rent and Fair Market Allowance for the Premises, which calculation will reflect the market rate that would be payable per annum for a term commencing on the first day of second Renewal Term. If Tenant fails to give its initial nonbinding notice when due as provided in this Section 44(d), then Tenant’s second Renewal Option will be null and void.

(e)    On or before the Renewal Exercise Deadline, Tenant will deliver to Landlord a final binding notice in which Tenant (i) elects to renew the Lease and accepts the terms stated in Landlord’s Renewal Notice, or (ii) declines to renew the Term, in which case Tenant’s rights under this Section 44 will be null and void. If Tenant fails to notify Landlord by the Renewal Exercise Deadline (after having given its initial nonbinding notice within the required time), time being of the essence, then Tenant will conclusively be deemed to have elected not to renew the Lease, in which event Tenant’s rights under this Section 44 will be null and void.

(f)    After Tenant delivers Tenant’s binding notice exercising a Renewal Option, Landlord will deliver to Tenant an amendment to this Lease reflecting the terms of the renewal, and Tenant will execute such amendment and deliver it to Landlord within 30 days after receipt. However, Landlord's failure to prepare and deliver such amendment, or Landlord's or Tenant's failure or refusal to execute and deliver such amendment, will not affect the validity or enforceability of Tenant's exercise of a Renewal Option. Time is of the essence with respect to the giving of Tenant’s exercise notices.

(g)    Tenant’s right to exercise its Renewal Option this Lease pursuant to this Section is subject to the following conditions: (i) that on the date that Tenant delivers notice of its election to exercise its Renewal Option, and at the commencement of the Renewal Term, no Event of Default exists; (ii) that Tenant has not assigned the Lease (other than to Permitted Transferees); and (iii) that on the date that Tenant delivers notice of its election to exercise its Renewal Option, Tenant and its Permitted Transferees occupy at least 50% of the Premises. Each of the foregoing conditions is waivable by Landlord in Landlord’s sole and absolute discretion.

45.    Short-Term Renewal Option.
Subject to the provisions set forth below, the Term may be renewed, at the option of Tenant (the “Short-Term Renewal Option”), for one (1) additional period of one, two, or three calendar months, as selected by Tenant (the "Short Renewal Term") beyond the expiration of the initial Lease Term or any Renewal Term (as defined in Section 44). The Short Renewal Term will be upon the same terms, covenants and conditions contained in the Lease, excluding the provisions of Sections 40 (Allowance Offset), 42 (Hewitt Second Amendment), 43 (Right of First Offer), and 44 (Option to Renew), of the Lease and excluding the Work Letter, and except for the amount of Base Rent payable during the Short Renewal Term. Any reference in the Lease to the "Term" will be deemed to include the Short Renewal Term and apply thereto (if and to the extent that Tenant has exercised such short-term renewal option), unless it is expressly provided otherwise. Tenant will be deemed to have accepted the Premises in "as-is" condition as of the commencement of the Short Renewal Term, it being understood that Landlord will have no obligation to renovate or remodel the Premises or any portion of the Building as a result of Tenant's renewal of the Lease. Tenant will have no renewal option beyond the aforesaid 1, 2, or 3 calendar month period, except as otherwise provided in Section 44.

(a)    The Base Rent during the Short Renewal Term for the Premises will be at a rate equal to 102.75% of the Base Rent rate per rentable square foot in effect immediately before the first day of the Short Renewal Term. Tenant's obligation to pay Tenant's Proportionate Share of Taxes and Expenses pursuant to this Lease will continue during the Short Renewal Term. Tenant’s obligation to pay any Monthly Existing Gen Replacement Amortization pursuant to Section 46 will continue during the Short Renewal Term.

(b)    Such option to renew will be exercised by Tenant by delivering a written notice to Landlord no later than 12 months before the last day of the initial Term or the applicable Renewal Term (as defined in Section 44), in which Tenant notifies Landlord that Tenant elects to exercise the option set forth in this Section 45, and the duration of the Short Renewal Term (i.e., 1, 2, or 3 calendar months). If Tenant fails to give its notice of exercise of the renewal option set forth in this Section 45, when due as provided in this Section 45, time being of the essence, Tenant will irrevocably be deemed to have waived such option to renew.

(c)    Tenant’s right to exercise its short-term renewal option pursuant to this Section is subject to the following conditions: (i) that on the date that Tenant delivers notice of its election to exercise its short-term renewal option, no Event of Default exists; (ii) that Tenant has not assigned the Lease (other than to Permitted Transferees); and (iii) Tenant may not exercise this option in connection with the initial Term if Tenant has exercised the first Renewal Option pursuant to Section 44, Tenant may not exercise this option in connection with an extension of the First Renewal Term if Tenant has exercised the second Renewal Option pursuant to Section 44, and Tenant may not exercise any Renewal Option set forth in Section 44 if Tenant has exercised the short term renewal option set forth in this Section 45. Each of the foregoing conditions is waivable by Landlord in Landlord’s sole and absolute discretion.

46.    Existing Generator.
Tenant acknowledges that Landlord owns an existing generator located in the east wing of the lower level of the Building adjacent to the switchgear room (the “Existing Generator”). During the Term, Tenant shall have the non-exclusive right to use, solely for emergency back-up power, a portion of the Existing Generator’s capacity. The load or potential load to be placed on the Existing Generator by Tenant will be subject to Landlord’s approval in Landlord’s reasonable discretion. The parties acknowledge that the primary use of the Existing Generator during the Term will be to continue to provide backup power to the Building’s life safety systems, including any multi-tenant floors. Tenant’s load on such Existing Generator must not interfere with such primary purpose. All costs associated with Tenant’s use of the Existing Generator, including additional equipment, installation of Tenant equipment, electricity and maintenance and repairs necessitated by Tenant’s use, shall be paid by Tenant within 30 days after Landlord delivers to Tenant an invoice therefor from time to time. In addition, notwithstanding such shared use of the Existing Generator, Tenant shall pay 100% of all costs, excluding Existing Generator Replacement Costs (defined below), incurred by Landlord for the operation, maintenance, repair, testing, replacement of filters and components, fueling, labor and equipment therefor, including all applicable utility charges (collectively, “Existing Generator Costs”), with respect to the Existing Generator within 30 days after Landlord delivers to Tenant an invoice therefor from time to time. If Landlord reasonably determines that the Existing Generator has reached the end of its useful life and repair of the Existing Generator is not economically feasible, and Landlord elects to replace the Existing Generator, then the total costs of such replacement (including, without limitation, purchase, installation of the replacement generator, and removal of Existing Generator) (“Existing Generator Replacement Costs”) will be amortized, with interest at 8% per annum, over the number of months in the useful life of the replacement generator, as reasonably estimated by Landlord in accordance with GAAP (the “Monthly Existing Gen Replacement Amortization”), from the installation date. In such event, Tenant will pay to Landlord, beginning upon such installation, the Monthly Existing Gen Replacement Amortization on the first day of each month as additional rent, without demand or notice, and Tenant will continue to pay such Monthly Existing Gen Replacement Amortization monthly until the earlier of (i) the date on which the Existing Generator Replacement Costs are fully amortized (i.e., through the expiration date of the originally estimated useful life of the replacement generator) and (ii) the date on which this Lease expires without being renewed or extended. Accordingly, if such Existing Generator Replacement Costs are incurred during the initial Term but such costs have not been fully amortized by the expiration of the initial Term, and if the Term is renewed (whether by exercise of a Renewal Option, Short-Term Renewal Option, or otherwise), Tenant will continue to pay such Monthly Existing Gen Replacement Amortization through such renewal or extension term or terms until such Existing Generator Replacement Costs are fully amortized or until this Lease expires without being renewed or extended. However, if this Lease expires (without being renewed or extended) before such Existing Generator Replacement Costs are fully amortized, Tenant will not be responsible or liable for the Monthly Existing Gen Replacement Amortization accruing after such final expiration of this Lease. Tenant’s obligation to pay the Existing Generator Costs or Monthly Existing Gen Replacement Amortization will not be terminated, diminished, or affected in the event that Tenant elects to diminish or discontinue its use of the Existing Generator or its replacement.

Tenant accepts the Existing Generator in its current condition on an “AS-IS” basis with all faults, WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF LANDLORD AND TENANT EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCE CODE, AS ADOPTED IN THE STATE IN WHICH THE PREMISES ARE LOCATED. Landlord shall maintain the Existing Generator but will not be liable for service interruptions or failures. At the expiration or earlier termination of the Term, Tenant, at Tenant’s sole cost and expense, shall remove all equipment attached or connected by Tenant to the Existing Generator and shall restore any damage caused by the removal of Tenant’s equipment from the Existing Generator. In addition, Tenant shall repair all damage caused by the abuse of the Existing Generator or the willful misconduct with respect thereto by any Tenant Party. If Tenant fails to do so within 30 days after Landlord’s written request, Landlord may perform such work and Tenant shall pay to Landlord all reasonable costs incurred in connection therewith within 30 days after Landlord’s written request therefor.

47.    New Emergency Power System.
Landlord agrees that, subject to the terms and conditions set forth in this Section 47, Tenant will have the right, at Tenant’s sole cost and expense, to install a diesel or natural gas backup generator, and an enclosure around such equipment (the “Emergency Power System”) on the exterior of the Premises, in a location designated by Landlord, in Landlord’s sole and absolute discretion. Landlord may permit other tenants to install separate generators on the Land but will not authorize any other tenant to tap into the Emergency Power System installed by Tenant. The following terms and conditions will apply to the Emergency Power System:

(a)    The Emergency Power System must comply, and Tenant will at Tenant’s cost cause the same to be and to remain in compliance, with all Laws.

(b)    The Emergency Power System must comply, and Tenant will at Tenant’s cost cause the same to be and to remain in compliance, with all applicable insurance requirements of both Landlord’s insurer and Tenant’s insurer. The insurance provisions of Sections 21(b) and 21(c) will apply to the Emergency Power System.

(c)    Tenant will, at its sole expense, repair and maintain, and replace as necessary, the Emergency Power System in good condition at all times during the Term.

(d)    If Landlord becomes aware that the Emergency Power System is in violation of this Article, Landlord will so notify Tenant. If Tenant becomes aware, whether by notice from Landlord or otherwise, that the Emergency Power System is in violation of this Section 48, Tenant will promptly correct such violation.

(e)    Upon expiration or earlier termination of this Lease, or upon expiration or termination of Tenant’s right to the Emergency Power System, Tenant will, at its sole cost and expense, remove the Emergency Power System, and repair and restore any damage caused by its installation or removal, including, without limitation, restoration of the Building and surrounding area to an architectural and aesthetic whole. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

(f)    Tenant will pay all costs and expenses of operation and maintenance of the Emergency Power System. If any such costs are invoiced to Landlord, such costs will become additional rent and will be due promptly upon invoice therefor from Landlord. Tenant will pay Landlord, as additional rent, all additional expenses incurred by Landlord as a result of the Tenant’s operation of the Emergency Power System.

(g)    Landlord may impose such other reasonable requirements and restrictions with respect to the Emergency Power System at such time as Tenant submits its plans for the Emergency Power System, and Landlord may impose such additional reasonable requirements and restrictions with respect to the Emergency Power System at any time thereafter so long as such additional requirements and restrictions imposed thereafter do not unreasonably impede the operation and utility of the Emergency Power System and do not unreasonably cause Tenant to incur any additional material cost or expense.

(h)    The Emergency Power System must not clash with and must be harmonious with the Building color scheme, in Landlord’s reasonable judgment.

(i)    The design of the Emergency Power System must be consistent with the first-class nature of the Building, in Landlord’s reasonable judgment.

(j)    The Emergency Power System must be screened or fenced off in a manner reasonably satisfactory to Landlord, using materials consistent with the first-class nature of the Building, in Landlord’s reasonable judgment.

(k)    The size of the Emergency Power System may not unreasonably and adversely impact the Building’s parking amenities and access, in Landlord’s sole and absolute judgment.

(l)    All aspects of the installation of the Emergency Power System will be subject to Landlord’s review and reasonable approval. Without limiting the foregoing, any fuel tanks for the Emergency Power System must be above-ground, not underground.

(m)    Before installing the Emergency Power System, Tenant must prepare and deliver to Landlord the following, which will be subject to Landlord’s approval:

Preliminary drawings of the Emergency Power System in the location designated by Landlord;

A list of all colors, materials, and finishes that will be used; and

Samples of any material to be used in screening or fencing off the Emergency Power System, if Landlord so requests.

Incomplete drawings will be returned to Tenant without approval.

(n)    Tenant will be responsible, at its sole cost and expense, for obtaining and maintaining during the Lease Term all applications, permits, consents, approvals and licenses required by federal, state and local governmental and quasi-governmental authorities, and by The Lincolnshire Corporate Center Association, and any other applicable property association to which the Building may be subject, in connection with the Emergency Power System. Landlord will cooperate with Tenant in obtaining such approvals, but Tenant will reimburse Landlord for Landlord’s out-of-pocket costs in connection therewith. Copies of all permits and licenses must be delivered to Landlord promptly after Tenant’s receipt thereof. Tenant’s inability or failure to obtain any such permits, approvals or licenses, or the expiration or cancellation of the same, and the resulting inability of Tenant to install or maintain the Emergency Power System, will not invalidate this Lease or reduce Tenant’s obligations under this Lease.

(o)    Landlord is not and will not be obligated to provide a security guard or any other security services for the Emergency Power System. Under no circumstances will Landlord or its managing agent or their respective agents or employees be liable for, and Tenant waives all claims with respect to, (a) any damages, injuries or losses sustained by Tenant or its agents, employees or contractors , resulting from Landlord's failure to provide security or adequate security for the Emergency Power System, or (b) losses or damages due to failure of the Emergency Power System or inadequacy of the location or facilities therefor, the same being at Tenant’s sole risk, or (c) the damages done to the Emergency Power System by any person, and neither will Landlord be required to insure against any such losses. Tenant will follow all rules and regulations promulgated by Landlord with respect thereto. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

(p)    Tenant will indemnify, defend and hold harmless the Landlord Parties from and against any and all loss, damage, claim, demand, liability or expense (including reasonable attorneys' fees) resulting from claims by third parties arising in connection with the Emergency Power System, or any person’s use thereof, or any robbery, theft or burglary relating thereto. Tenant will have the right and obligation to assume the defense of any claim covered by this indemnity on behalf of both itself and the Landlord Parties, and the Landlord Parties may not settle such claim without the consent of Tenant, provided (i) Tenant acknowledges to the Landlord Parties in writing that it is responsible for such claim under the terms of this paragraph and (ii) the lawyers selected by Tenant to handle such defense are reasonably satisfactory to the Landlord Parties and such representation does not result in a conflict of interest for such lawyers. The Landlord Parties may participate in the defense of such claim at their own expense unless Tenant is not representing the Landlord Parties in which case the reasonable expense of the Landlord Parties in defending against such claim will be paid by Tenant. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

(q)    The waivers set forth in Section 14 will apply to the Emergency Power System.

48.    Communication Antennae.
(a) Subject to the terms and conditions of this Section 48 and the other provisions of this Lease, Tenant shall have the right to install, maintain and operate, at Tenant’s sole cost, risk and expense, up to three (3) satellite dishes (or other antennae devices) and related equipment (individually or collectively, as applicable, the “Communication Antenna” and collectively the “Communication Antennae”) to be used in connection with Tenant’s business in the Premises, provided that Tenant shall have given Landlord at least 30 days' prior written notice of Tenant’s exercise of this right. Tenant agrees that (i) the Communication Antennae shall be designed, installed and operated solely for the purpose of sending and receiving transmissions in connection with the business of Tenant in the Premises, at a location upon the Building (the “Antenna Premises”) designated by Landlord and reasonably approved by Tenant, (ii) the Communication Antennae shall include no more than 3 satellite dishes (or other antennae), (iii) the installation and operation of the Communications Antennae must conform to the Installation Standards attached as Exhibit K, and (iv) Tenant’s installation of the Communication Antennae must conform to and comply with all requirements of any warranty in effect on the roof of the Building. Any such satellite dish included in the Communication Antennae shall have a reflector surface no larger than 30 inches in diameter, and any other type of Communication Antenna must be of comparable size; provided, however, that Landlord will not unreasonably refuse to permit minor modifications to such size limitations in the event that changing technology makes it necessary or appropriate for Tenant to use a different type of receiver or transmitter. Tenant shall be responsible for expenses in connection with the Antenna Premises and the Communication Antennae as provided herein. Tenant agrees that, upon at least sixty (60) days’ prior written notice to Tenant from Landlord (which notice may be given at any time and from time to time during the Lease Term), Tenant shall relocate the Communication Antennae from the then existing location of the Antenna Premises to any substitute location for the Antenna Premises designated by Landlord, in Landlord’s reasonable discretion, located anywhere on the Building. Tenant shall complete such relocation prior to the expiration of such sixty (60) day period and upon the expiration of such sixty (60) day period Tenant shall have no further right to use or occupy the prior location for the Antenna Premises and such substitute location designated by Landlord shall be deemed the “Antenna Premises” for all purposes thereafter under this Section 48. Such relocation will be at Tenant’s sole cost and expense, if Landlord requires such relocation due to roof repairs or other Building operational reason, but if Landlord requires such relocation to accommodate another tenant’s, licensee’s or other user’s rooftop equipment, then Landlord will reimburse Tenant for Tenant’s actual out-of-pocket reasonable costs in connection with such relocation. If such relocation is at Tenant’s expense as set forth above, then Tenant shall also, at Tenant’s expense, repair all damage to the Building caused by the installation, maintenance or removal of the Communication Antennae from such prior location for the Antenna Premises. Landlord will not exercise its right to relocate Tenant’s Communication Antennae pursuant to this Section 48 more than once every sixty (60) months, except for roof repairs or other Building operational reason.

(b)    Tenant shall have the reasonable right to access the Antenna Premises and the Communication Antennae for the purpose of installing, maintaining, repairing, replacing, testing, improving and removing the Communication Antennae. Prior to any installation, supplementation, improvement, removal, maintenance or other work upon the Communication Antennae, in or about the Antenna Premises or on any other portion of the Building with respect to the Communication Antennae, Tenant shall give Landlord written notice thereof and shall submit to Landlord its plans and specifications for such work. Without limiting any of Landlord’s rights hereunder, Tenant agrees that Landlord shall have the right to control access to the Antenna Premises as necessary to prevent access thereto by unauthorized persons or for purposes other than those expressly permitted in this Section 48. Such plans and specifications shall contain such detail and description as Landlord may require. All such work and such plans and specifications shall be subject to the prior written approval of Landlord. Such approval right of Landlord shall include, without limitation, the right to approve the dimensions, design, placement, installation, technical operating characteristics (including, without limitation, operating frequency, power consumption and mechanical stability) and location of the Communication Antennae. In any event the Communication Antennae shall be concealed from view in such manner reasonably satisfactory to Landlord and at the sole expense of Tenant, such that the Communication Antennae are not visible from the street level and is not visible from either of the buildings commonly known as One Overlook Point and Two Overlook Point. The designation of the Antenna Premises shall be made in such a way so as to not diminish the rights of the Landlord to provide telecommunication and other services to other tenants of the Building or other users of the Building designated for electromagnetic radiation transmission and reception facilities and related equipment. The Communication Antennae shall be installed, at Tenant’s expense, by a contractor reasonably satisfactory to Landlord.

(c)    Tenant shall be responsible, at Tenant’s sole expense, for the installation, maintenance, operation, repair, replacement, and removal of the Communication Antennae in accordance herewith, including, without limitation, the cost of all utilities and supplies. Tenant shall be responsible, at Tenant’s sole expense, for maintaining in good repair and condition the Antenna Premises. Tenant and its contractor shall have access to the roof, elevators and stairways (upon prior notice to Landlord) to maintain, repair and remove the Communication Antennae as necessary. Tenant shall also be responsible for the costs of design and construction of any modification to the Building required from time to time to accommodate the Communication Antennae. Tenant shall acquire in a timely manner and in any event prior to any installation or modification to the Communication Antennae, all required licenses, permits and approvals of any applicable governmental authority, at Tenant’s sole cost and expense. If at any time any Communication Antenna is no longer being used or held for future use by Tenant, or upon the expiration or sooner termination of the Lease, or following the date Tenant vacates the Premises, then Landlord shall have the right to require that Tenant, at Tenant’s expense, remove such Communication Antenna and repair all damage to the Building caused by the installation, maintenance or removal of any such Communication Antenna. The Communication Antennae shall remain the property of Tenant during the entire Lease Term and any renewals thereof.

(d)    Tenant shall install, operate and maintain the Communication Antennae in accordance with all applicable laws, ordinances and regulations; with the Declaration of Protective Covenants for Lincolnshire Corporate Center (Unit III) applicable to the Building; and with the requirements of Landlord’s communication and other engineering consultants and operators. The reasonable cost to Landlord of such consultants and operators utilized in reviewing any plans or work proposed by Tenant for the Communication Antennae shall be paid by Tenant to Landlord upon written demand therefor. Tenant understands and agrees that in addition to the Antenna Premises, certain other areas in, on or around the Building or the real property adjacent thereto may also contain, at Landlord’s discretion, other communications equipment and facilities operated and/or maintained by Landlord, Landlord’s Tenants or operators, or other users of such areas permitted by Landlord. Accordingly, Tenant agrees that Tenant will not permit the Communication Antennae, or Tenant’s use thereof, to become a nuisance or to interfere with such operations of Landlord, such other users of such areas, or the operations of the Building or the other tenants therein.

(e)    Tenant agrees to indemnify, defend, and hold harmless Landlord, its mortgagee, property manager, and their respective directors, officers, partners, employees and agents (all such persons and entities hereafter collectively called the “Listed Persons”), from and against any loss, cost, claim, liability or expense (including reasonable attorneys’ fees and court costs) arising out of Tenant’s use or access to the Antenna Premises or the installation, maintenance, operation, modification or removal of the Communication Antennae. Tenant shall procure and maintain in full force and effect from the commencement of installation of the Communication Antennae on the Antenna Premises until the expiration of the Lease Term a policy of commercial general liability insurance against claims for bodily injury, personal injury, death, or property damage arising from Tenant’s use of or access to the Antenna Premises and the Communication Antennae; such insurance must otherwise comply with the provisions of Section 21.

49.    Cafeteria.
A.    Equipment. The parties acknowledge that the Building has a black iron duct (the “Existing Black Iron Duct”). As part of the Tenant Work performed by Tenant pursuant to the Work Letter, Tenant may install and connect its hoods and other appropriate ventilation equipment in the Premises to the Existing Black Iron Duct. Tenant may use any existing kitchen and ventilation equipment in the cafeteria portion of the ground floor Premises on an as-is and with-all-faults basis (the “Existing Kitchen and Ventilation Equipment”). However, that Landlord makes no representation or warranty (and hereby disclaims any such representations or warranties, express or implied) with respect to the Existing Black Iron Duct or any such Existing Kitchen and Ventilation Equipment, or that the Existing Black Iron Duct or such Existing Kitchen and Ventilation Equipment is adequate for Tenant’s use. Tenant’s use of the Existing Black Iron Duct and any such Existing Kitchen and Ventilation Equipment will be at Tenant’s sole risk. Landlord will maintain the Existing Black Iron Duct. Tenant will pay Landlord’s actual out-of-pocket costs in connection with the repair and maintenance of the Existing Black Iron Duct within 30 days after receipt of invoice from time to time. Tenant will be solely responsible for repairing, maintaining, and replacing as necessary all equipment installed by Tenant, as well as any Existing Kitchen and Ventilation Equipment which Tenant elects to use or retain.

Tenant agrees to permit no odors to be dispelled from the Premises. If Landlord reasonably determines that odors are being dispelled or emitted from the Premises, Tenant will reasonably cooperate with Landlord in Landlord’s efforts to identify the reason or reasons such odors are escaping and, if Landlord so elects, Landlord’s repairs, modifications, or upgrades to the ventilation system serving the ground floor Premises. Tenant will pay Landlord’s actual out-of-pocket costs in connection with the repair, modifications, or upgrades to such ventilation system within 30 days after receipt of invoice from time to time. Tenant will at all times keep Tenant’s equipment in the Premises, and any Existing Kitchen and Ventilation Equipment which Tenant elects to use or retain, in good condition and repair, and Tenant will at all times run its business in a reasonable manner including, without limitation, using, operating, maintaining, and repairing its equipment in accordance with design specifications. Tenant will, at Tenant’s cost and subject to Landlord’s prior written approval (not to be unreasonably withheld, conditioned, or delayed), install such screens, hoods, filters, and other equipment (but excluding pollution control systems, so-called “scrubbers,” or HVAC upgrades) as are reasonably necessary so as to prevent the discharge of smoke, odors, vapors and steam into the Building and to avoid the likelihood that such smoke, odors, vapors and steam will be directed to or carry to the Building or any part of the Building leased by others, as well as to minimize grease buildup in the Existing Black Iron Duct. Landlord shall not by its approval of the location, construction or appearance of any of such Tenant’s systems or equipment in the Premises be deemed to have represented that such systems are adequate or that the same comply with any applicable law, ordinance or regulation, nor shall such approval be deemed a waiver by Landlord of the right to require that Tenant modify such systems or facilities or add other or additional such systems or facilities in order to prevent the discharge of smoke, odors, vapors and steam into the Building or any part of the Building leased to others or to avoid such smoke, odors, vapors and steam being directed to or carried to the Building or any part of the Building leased to others.

Tenant will be responsible, at its cost, for purchasing, installing and maintaining such fire prevention and/or extinguishment facilities or systems as may be reasonably required from time to time in view of Tenant’s methods and volume of cooking and other food and beverage preparation.

The Building currently has a grease collection system (the “Existing Grease Collection System”). However, that Landlord makes no representation or warranty (and hereby disclaims any such representations or warranties, express or implied) with respect to the Existing Grease Collection System, or that the Existing Grease Collection System is adequate for Tenant’s use. Tenant’s use of the Existing Grease Collection System will be at Tenant’s sole risk. Landlord will maintain the Existing Grease Collection System. Tenant will pay Landlord’s actual out-of-pocket costs in connection with the repair and maintenance of the Existing Grease Collection System within 30 days after receipt of invoice from time to time. Tenant shall, at its sole cost and expense, prior to opening the Premises for business, and at all times thereafter during the Term, provide the necessary piping and connections to connect to such Existing Grease Collection System. Tenant shall not dispose of waste grease, oil or other materials which tend to cause clogging or blockage of pipes and drains (hereinafter collectively referred to as “grease”) by pouring or permitting the same to flow into any drains or pipes. In the event that Tenant shall do so, Tenant shall reimburse Landlord for the reasonable cost of cleaning of all drains, pipes, sewers or other waste liquid disposal facilities damaged thereby plus an administrative charge equal to ten percent (10%) of the cost thereof. For this purpose, the term “cleaning” shall be deemed to include the replacement of all or any portion of the waste liquid disposal facilities necessitated by Tenant’s improper disposal of grease.

Tenant shall regularly and adequately clean or provide for the cleaning of all exhaust and venting systems serving the Premises (including, without limitation, those installed by Tenant, and any which may exist in the Premises as of the date of this Lease), excluding the Existing Black Iron Duct to be maintained by Landlord. This cleaning shall include degreasing of all hoods, fans, vents, pipes, flues, and other areas of such systems subject to grease buildup. Tenant shall not use any chemicals or other cleaning methods which could damage the drain pipes or other portions of the drainage and/or sewer systems in the Premises or the Building or serving the Building.

B. Extermination. Tenant shall, at its sole cost and expense, engage professional exterminators to service the Premises, including but not limited to all food preparation and food storage areas, at such frequency and to the extent necessary to keep the Premises free of insects, rodents, vermin and other pests and to prevent insects, rodents, vermin and other pests from the Premises infesting spaces in the Building or any part of the Building leased to others. Tenant shall provide to Landlord, upon demand, reasonable proof that Tenant is causing such exterminating to be regularly performed. In the event that Tenant shall refuse or fail to have such exterminating regularly performed, then Landlord may arrange for such work to be done, and Tenant shall pay the entire cost thereof plus an administrative charge equal to ten percent (10%) of the cost thereof. Landlord shall not be liable to Tenant for any loss or damage that may accrue to Tenant’s stock in trade or business by reason thereof, including but not limited to any loss of revenues resulting from any required limitation or cessation of Tenant’s operation of the Cafeteria while such extermination is performed or as a result thereof. Landlord’s arranging for such extermination shall not release Tenant from Tenant’s obligations hereunder nor shall the same be deemed to be a waiver by Landlord of Tenant’s default for the failure to have such extermination performed.

C. Equipment. All equipment installed or used by Tenant in the Premises shall be properly installed and, where necessary, with adequate electrical wiring conformity with the recommendations of the manufacturers thereof and with all applicable codes and ordinances. No equipment shall be used by Tenant in the Premises unless and until such equipment and the installation thereof has been inspected and approved by the departments or bureaus of the Village of Lincolnshire and other governmental authorities having jurisdiction and unless, until and only for so long as all necessary permits and authorizations for the use and/or operation thereof have been obtained by Tenant from such authorities at Tenant’s sole cost and expense.

D. Deliveries. Because of the unique nature of Tenant’s business, Tenant agrees that

i. it will require that all purveyors with whom Tenant does business adequately and securely package all goods and merchandise so as to prevent any leaking, spilling, spoilage, odors or infestation;

ii. if any leaking or spilling shall occur or if any of goods and merchandise shall fall out of any containers or packages, Tenant shall be responsible for and shall immediately cause the same to be cleaned and removed and restore any damage to the Building that may result therefrom; and

iii. it will immediately transfer all goods and merchandise received to the Premises and properly store the same in the Premises so as to retard any spoilage thereof, to prevent any odors emanating therefrom and to prevent the infestation thereof; and

E. Trash Removal. Tenant agrees that Tenant shall store all food trash and other waste from the Cafeteria in the Premises in odor and vermin proof containers, such containers to be kept in areas not visible to members of the public. Tenant shall, at Tenants expense, attend to the frequent disposal of such materials to Landlord’s trash compactor at the loading dock; provided, however, that Tenant must first double-bag all such food trash and other waste from the Cafeteria. So long as Tenant operates the Cafeteria, Landlord’s costs of emptying such compactor, plus any costs incurred by Landlord for washing or deodorizing such compactor and the area in which the compactor is located, will be charged to Tenant (rather than included in Expenses), and Tenant will pay such expenses within 30 days after receipt of invoice from time to time. If Landlord reasonably determines that such food trash and other waste from the Cafeteria in the Building’s trash compactor is causing odor or sanitation problems, Landlord may impose such additional or alternative measures as Landlord reasonably deems necessary, such as, without limitation, emptying the Building’s trash compactor more frequently than otherwise would be necessary due to such food trash and other waste from the Cafeteria, with the costs of such additional waste management service being charged to Tenant; or requiring Tenant to arrange for a separate dumpster or trash compactor for Tenant’s food trash and other waste from the Cafeteria at Tenant’s cost; or the installation or performance of additional ventilation or deodorizing equipment or measures, at Tenant’s cost. In addition, Tenant will reasonably cooperate with Landlord’s reasonable requirements concerning Tenant’s disposal of grease and oil generated or used in connection with the Cafeteria.

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IN WITNESS WHEREOF, the parties have caused this Lease to be executed and delivered.

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